                                              Filed pursuant to Rule 424B4)b)(4)
                                                      Registration No. 333-18289
PROSPECTUS

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                                2,000,000 Units
               Each Unit Consisting of One Share of Common Stock
                          and One Redeemable Warrant

     This Prospectus relates to an offering (the "Offering") of 2,000,000 Units (the "Units"), each Unit consisting of one share of common stock, no par value ("Common Stock"), and one redeemable common stock purchase warrant ("Redeemable Warrant") of Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"). The shares of Common Stock and Redeemable Warrants comprising the Units will be separately tradeable upon issuance. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $6.00 per share, subject to adjustment, at any time following the date of issuance until May 13, 2002. The Company shall have the right to redeem all, but not less than all, of the Redeemable Warrants commencing May 14, 1998 at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the consent of Joseph Stevens & Company, Inc. (the "Underwriter"), and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Capital Stock."

     Prior to the Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants, and there can be no assurance that such a market will develop after the Offering or, if developed, that it will be sustained. The offering price of the Units and the exercise price and other terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's assets or book value, results of operations or any other established criteria of value. See "Risk Factors," "Description of Capital Stock" and "Underwriting." The Units, the Common Stock and the Redeemable Warrants have been approved for quotation on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "HNWCU," "HNWC" and "HNWCW", respectively. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.
                               ----------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF
          RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS,"
                     COMMENCING ON PAGE 8, AND "DILUTION."
                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                    Price to      Underwriting     Proceeds to
                     Public       Discounts(1)     Company(2)
--------------------------------------------------------------------------------
Per Unit  ......     $4.00            $.40           $3.60
--------------------------------------------------------------------------------
Total(3)  ......   $8,000,000       $800,000       $7,200,000

================================================================================


1. Does not include additional compensation payable to the Underwriter in the form of a 3% non-accountable expense allowance and warrants to purchase 200,000 shares (the "Underwriter's Warrants"). The Company has also agreed to indemnify the Underwriter against certain liabilites, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
2. Before deducting expenses of the Offering payable by the Company, estimated at $600,000, including the Underwriter's non-accountable expense allowance.
3. The Company has granted the Underwriter an option (the "Over-Allotment Option"), exercisable for a period of 45 days from the date of this Prospectus, to purchase up to 300,000 additional Units on the same terms and conditions set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $9,200,000, $920,000, and $8,280,000, respectively. See "Underwriting."

     The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Units offered hereby will be made against payment therefor, at the offices of Joseph Stevens & Company, Inc., New York, New York, on or about May 19, 1997.
                               ----------------

                         JOSEPH STEVENS & COMPANY, INC.
                  The date of this Prospectus is May 14, 1997.

                              [INSIDE FRONT COVER]

(Artwork consisting of three different size bottles of the Company's natural water and a pink orchid superimposed upon a background consisting of water in motion and three white orchids. Each bottle of water bears the label that appears on the Company's bottled water which is sold to consumers. Each label consists of a pink orchid superimposed on a blue, green and white rectangular background with the following text "BOTTLED AT THE SOURCE" appearing above the rectangle and "MAUNA LOA VOLCANO HAWAIIAN SPRINGS (TM) NATURAL ARTESIAN WATER sodium-free- noncarbonated" appearing below the rectangle.)


                                   [PICTURE]



CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS, INCLUDING PURCHASES OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS TO STABILIZE THEIR RESPECTIVE MARKET PRICES, PURCHASES OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION MAINTAINED BY THE UNDERWRITER IN THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS, RESPECTIVELY, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

(continued from cover page)

     This Prospectus also relates to 643,500 Redeemable Warrants (the "Selling Securityholders Warrants") and 643,500 shares of Common Stock (the "Selling Securityholders Shares") issuable upon exercise of the Selling Securityholders Warrants. The Selling Securityholders Warrants will be issued at the consummation of the Offering to certain security holders (the "Selling Securityholders") upon the automatic conversion of certain warrants (the "Bridge Warrants") issued to the Selling Securityholders in a private financing consummated in October 1996 (the "Bridge Financing"). Neither the Selling Securityholders Warrants nor the Selling Securityholders Shares may be sold for a period of 12 months following the date of this Prospectus and thereafter such securities may not be sold for an additional six months without the prior written consent of the Underwriter. The Selling Securityholders Warrants and the Selling Securityholders Shares are not being underwritten in the Offering. The Company will not receive any proceeds from the sale of the Selling Securityholders Warrants or the Selling Securityholders Shares by the holders thereof, although the Company will receive proceeds from the exercise, if any, of the Selling Securityholders Warrants. See "Management"s Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," The Company--Recent Bridge Financing" and "Selling Securityholders."

     The Company intends to furnish to registered holders of the Units, Redeemable Warrants and Common Stock annual reports containing financial statements examined by an independent accounting firm.

TO CALIFORNIA RESIDENTS ONLY

     The Units may only be offered and sold to (i) persons with a net worth, individually or jointly with his or her spouse, of at least $250,000 (exclusive of home, home furnishings and automobiles) and an annual income of at least $65,000 or (ii) persons with a net worth, individually or jointly with his or her spouse, of at least $500,000 (exclusive of home, home furnishings and automobiles).

     The Units offered hereby have been registered by a limited qualification and cannot be offered for resale or resold in the State of California unless registered for sale. Furthermore, the exemption afforded by Section 25104(h) of the California Securities Law shall be withheld by the Commissioner of Corporations and the Company is not permitted to apply for the exemption afforded by 25101(b) until at least 90 days after the closing of the Offering.

TO NEW JERSEY RESIDENTS ONLY

     The Units may only be offered and sold to any person who comes within any of the following categories, or who the Underwriter reasonably believes comes within any of the following categories, at the time of the sales of the securities to that person:

     (1) Any bank as defined in section 3(a)(2) of the Securities Act of 1933 (the "Securities Act"), or any savings and loan association or other institution as defined in section 5(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors:

     (2) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

     (3) Any organization described in Section 501(C)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

     (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

     (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

     (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

     (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act; and

     (8) Any entity in which all of the equity owners are accredited investors.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. In August 1996, the Company effected a 1,111.428-for-one Common Stock split. In addition, in October 1996, the holders of the Company's then outstanding Convertible Preferred Stock converted all outstanding shares of such Convertible Preferred Stock into an aggregate of 389,000 shares of Common Stock. Except as otherwise noted, all information in this Prospectus (i) gives retroactive effect to the aforementioned stock split and conversion of Convertible Preferred Stock,
(ii) assumes no exercise of the Over-Allotment Option, (iii) assumes no exercise of the Redeemable Warrants or the Selling Securityholders Warrants, and (iv) assumes no exercise of the Underwriter's Warrants. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  The Company

     Hawaiian Natural Water Company, Inc. (the "Company") bottles, markets and distributes "natural" water under the name "Hawaiian Springs(TM)." The Company draws its water from a well located at the base of the Mauna Loa volcano in Kea'au on the Big Island of Hawaii. The water is "bottled at the source" in polyethylene therephthalate ("PET") plastic bottles, which are manufactured at the Company's bottling facility. This on-site bottle manufacturing operation enables the Company to reduce its packaging costs while at the same time improving its quality control, inventory management and delivery scheduling. The Company markets its water on the basis of superior quality and taste and on the worldwide reputation of Hawaii.

     The Company has met all Food and Drug Administration ("FDA") requirements for the labeling of its water as "bottled at the source" and "natural." "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

     The Company began commercial operations in February 1995, selling initially in the Hawaiian market exclusively. The Company has since expanded its distribution on a limited basis into the West Coast and Southeastern portion of the United States, Guam and the Middle East.

     Approximately 2.88 billion gallons of bottled water were sold in the United States in 1995, of which approximately 29.3% were sold in California. Non-sparkling water accounted for approximately 2.43 billion gallons, or approximately 84.4%, of total U.S. bottled water sales. The fastest growing segment of the non-sparkling bottled water market in the United States is the retail, premium (bottles of two liters or less are considered premium), PET market, the market in which the Company currently competes. This segment, which grew from a total of 335.8 million gallons in 1994 to 426.8 million gallons in 1995 (a 27.1% increase), has grown at double digit rates since 1992, and is projected to continue growing at an average annual growth rate of approximately 9.4% through the year 2000.

     Most of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels, country clubs and military installations. The Company distributes its product primarily through distributors, but also utilizes brokers and in California sells directly to specialty retail chains.

     The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. The Company plans to achieve this objective by expanding its presence in its current markets, entering new geographic markets and establishing distributor relationships as well as strategic distribution alliances with other national or international beverage companies in order to take advantage of their established distribution networks.

                                 The Offering

Securities offered by the
 Company..................2,000,000 Units, each Unit consisting of one share of
                          Common Stock and one Redeemable Warrant. The shares of Common Stock and Redeemable Warrants comprising the Units will be detachable and separately tradeable upon issuance. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $6.00 per share, subject to adjustment, at any time following the date of issuance until May 13, 2002. The Company shall have the right to redeem all, but not less than all, of the Redeemable Warrants commencing May 14, 1998 at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that (i) the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the Company shall have obtained the consent of the Underwriter. See "Description of Capital Stock."

Securities offered by
Selling Securityholders...643,500 Redeemable Warrants, which will be issued to the Selling Securityholders upon the automatic conversion of the Bridge Warrants, and 643,500 shares of Common Stock issuable upon exercise of such Redeemable Warrants (the "Concurrent Offering"). The Concurrent Offering is being registered at the Company's expense but is not being underwritten in the Offering. The Selling Securityholders Warrants and the Selling Securityholders Shares may be offered for resale at any time on or after the date hereof by the Selling Securityholders; provided, however, that the Selling Securityholders have agreed not to sell such securities for a period of 12 months following the date hereof and thereafter for an additional six months without the prior written consent of the Underwriter. The Company will not receive any proceeds from the sale of the Selling Securityholders Warrants or the Selling Securityholders Shares by the holders thereof, although the Company will receive proceeds from the exercise, if any, of the Selling Securityholders Warrants. See "Selling Securityholders."

Common Stock outstanding
before the Offering.........1,599,212


Common Stock to be
 outstanding after the
 Offering..................3,599,212 shares(1)


Redeemable Warrants to be
 outstanding after the
 Offering..................2,643,500(2)


NASDAQ SmallCap Market
 Symbols...................Units:               "HNWCU"
                           Common Stock:        "HNWC"
                           Redeemable Warrants: "HNWCW"


Use of Proceeds...........The net proceeds of the Offering will be used (i) to repay indebtedness of approximately $1,588,000, including accrued interest, incurred in connection with the Bridge Financing, (ii) to repay other indebtedness of approximately $739,000, including accrued interest, owed to stockholders and other investors, (iii) to repay indebtedness of approximately $100,000, including accrued interest, owed to the Underwriter, (iv) to pay deferred compensation and consulting fees of approximately $108,000, (v) for improvements to plant and equipment of up to $1,500,000, (vi) for sales and marketing programs of up to $2,000,000, and (vii) the balance ($565,000) for working capital and general corporate purposes.

Risk Factors..............Investment in the Units offered hereby is highly speculative and involves significant risks. These risks include (i) limited history of operations; (ii) working capital deficiencies, history of losses, accumulated deficit, ability to continue as a going concern; (iii) additional capital requirements, uncertainty of additional funding; (iv) lease of key operating assets; (v) dependence on key personnel;
                          (vi) dependence on key customer; (vii) governmental regulation, quality control; (viii) competition; (ix) broad discretion of management in use of proceeds; (x) repayment of indebtedness, benefit to insiders, potential conflicts of interest; (xi) possible control by insiders; (xii) securities eligible for future sale; (xiii) absence of public market, arbitrary determination of offering price, possible volatility of stock price; (xiv) dilution; (xv) Underwriter's lack of experience, Underwriter's potential influence on the market; (xvi) continued quotation on the Nasdaq SmallCap Market; potential penny stock classification;
                          (xvii) current prospectus and state Blue Sky registration required to exercise Redeemable Warrants; (xviii) redemption of Redeemable Warrants; (xix) reduced probability of change of control; and (xx) forward-looking information and associated risk. See "Risk Factors."

------------
(1) Excludes (i) a warrant to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share, (ii) outstanding options to purchase 225,000 shares of Common Stock at an exercise price of $4.00 per share and (iii) 775,000 shares of Common Stock issuable pursuant to options which may be granted under the Company's stock option plan.

(2) Includes 643,500 Selling Securityholders Warrants.

                         Summary Financial Information

     The following table sets forth summary financial data of the Company as of December 31, 1996 and for the two years then ended (collectively, the "Year-End Data"). The Year-End Data has been derived from the audited financial statements of the Company appearing elsewhere herein, which have been audited by Arthur Andersen LLP. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and other financial and statistical data appearing elsewhere in this Prospectus.

                                                    Years Ended December 31,
                                                ---------------------------------
                                                   1995              1996
                                                --------------   ----------------
Statement of Operations Data:
Net sales   .................................     $   588,920      $     866,060
Cost of sales  ..............................         620,593            754,159
Gross margin   ..............................         (31,673)           111,901
Selling and marketing   .....................         220,651            264,617
General and administrative    ...............         437,289            787,592
                                                   -----------      -------------
 Total operating expenses    ...............          657,940          1,052,209
Interest expense, net   .....................          51,261            247,443
                                                   -----------      -------------
Net loss    .................................     $  (740,874)     $  (1,187,751)
                                                   ===========      =============
Net loss per share   ........................     $     (0.62)     $       (0.74)
                                                   ===========      =============
Weighted average number of common and common
 equivalent shares outstanding   ............       1,202,540          1,599,212


                                                   December 31, 1996
                                          -----------------------------------
                                             Actual          As Adjusted(1)
                                          ----------------   ----------------
Balance Sheet Data:
Working capital (deficit)  ............     $   (2,215,474)      $ 3,981,629
Total assets   ........................          1,192,393         4,970,196
Total liabilities    ..................          2,610,315           478,212
Stockholders' equity (deficit)   ......         (1,417,922)        4,749,048

------------
(1) Adjusted to give effect to the Offering and the initial application of the net proceeds therefrom. Also reflects the amortization of the remaining original issue discount ($145,833) and loan costs ($287,197) relating to the Bridge Financing. See "Use of Proceeds."

                                 RISK FACTORS

     The purchase of Units offered hereby involves substantial risks and immediate substantial dilution. Prospective investors should carefully consider the risk factors set forth below in addition to the other information contained in this Prospectus before purchasing the securities offered hereby.

     Limited History of Operations. The Company has been engaged in commercial operations only since February 1995. The Company generated $588,920 in net sales in the fiscal year ended December 31, 1995, and $866,060 in net sales in the fiscal year ended December 31, 1996. Approximately 75% of these aggregate sales occurred in the Hawaiian market. The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. To date, however, the Company has only begun to penetrate major target markets, such as the Mainland U.S.A., which is far larger than the Company's local market and will likely have a significant impact on the ultimate success of the Company's business. While the Company believes that it has a distinctive product with a basis for acceptance worldwide, to date, the demand for this product on a national and international level has been largely untested. See "Business--Distribution."

     Working Capital Deficiencies; History of Losses; Accumulated Deficit; Ability to Continue as a Going Concern. The Company had working capital deficiencies of $721,336 and $2,215,474 at December 31, 1995 and 1996, respectively, and a net loss of $740,874 and $1,187,751 for the respective fiscal years then ended. As of December 31, 1996, the Company had an accumulated deficit of $2,047,715. The Company's results of operations for the first quarter of fiscal 1997 will include aggregate interest expense of approximately $471,000 relating to the Bridge Financing, including an aggregate of approximately $433,000 in amortization of original issue discount and offering expenses. See "The Company" and "Capitalization." Subsequent to December 31, 1996 the Company has continued to generate losses. The Company is likely to continue to generate losses until such time as it achieves higher sales levels. Whether the Company will achieve these higher sales levels depends upon the acceptance of its product in larger markets outside Hawaii, which are still substantially untested. There can be no assurance that the Company will achieve profitability in the future or, if so, as to the timing or amount thereof. The report of independent public accountants on the Company's financial statements for each of the fiscal years ended December 31, 1995 and 1996 contains an explanatory fourth paragraph to the effect that the Company's accumulated deficit, negative cash flows from operations, significant liabilities and need for additional capital raise substantial doubt about the Company's ability to continue as a going concern. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included herein.

     Additional Capital Requirements; Uncertainty of Additional Funding.   Based
on its current operating plan, the Company anticipates that its existing capital resources together with the proceeds of this Offering will be adequate to satisfy its capital requirements for a period of at least 12 months from the date of this Prospectus. Thereafter, the Company may require additional capital in order to expand its business. Historically, the Company has been substantially dependent upon debt and equity financing and guarantees from its affiliates. There can be no assurance that the Company's affiliates will continue to extend or guarantee such financing. A portion of the proceeds of the Offering will be used to repay all outstanding indebtedness to the Company's affiliates. See "Use of Proceeds," "The Company--Recent Bridge Financing" and "Certain Transaction." Additional financing, if any, may be either equity, debt or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. The Company has agreed not to sell or offer for sale any of its securities for a period of 18 months following the date of this Prospectus without the consent of the Underwriter. If the Company is unable to obtain additional financing, if needed, the Company's ability to meet its obligations and to maintain or expand its operations as desired will be materially and adversely affected. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Lease of Key Operating Assets. The Company leases its water source and bottling facility pursuant to a long-term lease agreement with a principal stockholder. This lease agreement requires the Company to make rental payments to the lessor of the facility, which could be substantial, depending upon the Company's level of gross sales. In addition, the lease arrangement results in the Company exercising less control over its operations than if the Company had ownership of these assets. The lessor is entitled to make use of the premises (other than the existing structures) for the brewing of beer or the manufacture of other beverages (other than natural water) and is also entitled to draw up to 50% of the water flow from the leased well for such purposes. The Company believes that if the lessor were to draw 50% of the water flow from the well for other such purposes, the remaining 50% would be adequate for the current and projected future needs of the Company's business. The lessor currently conducts no other activity on the leased premises, and the Company believes that the lessor has no current plans to conduct any such activity in the foreseeable future. See "Business--Facilities."

     Dependence on Key Personnel. The Company has been substantially dependent upon the services of Marcus Bender, its Chief Executive Officer, for the development and management of its business to date. Loss of the services of Mr. Bender would have a material adverse effect on the Company. The Company has entered into an employment agreement with Mr. Bender pursuant to which he will be employed as the Company's President for a five year term. Pursuant to this employment agreement, Mr. Bender has agreed to devote his full working time and best efforts to the performance of his duties on behalf of the Company. Mr. Bender has also agreed not to compete with the Company in the sale of natural water for a period of two years following termination of the employment agreement. The Company has obtained $1.0 million in key man life insurance on the life of Mr. Bender. Nevertheless, the loss of Mr. Bender would have a material adverse effect on the Company. See "Management--Executive Compensation--Employment Agreement."

     Dependence on Key Customer. In 1995, the Company's Hawaiian distributor, which was then Eagle Distributors ("Eagle"), the Anheuser-Busch distributor in Hawaii, accounted for approximately 81% of the Company's aggregate net sales. Eagle was subsequently acquired by Anheuser-Busch, which terminated distribution of all non Anheuser-Busch brands. As a result, the Company entered into a distributorship agreement with Paradise Beverages ("Paradise"). Since the inception of the agreement with Paradise, Paradise has accounted for a majority of the Company's net sales. The Company's distribution agreement with Paradise is based upon an oral understanding, which is terminable at will by either party. Termination of this distribution agreement for any reason could have a material adverse effect on the Company.

     Governmental Regulation; Quality Control. The bottled water industry is highly regulated both in the United States and abroad. Various state and Federal regulations, designed to ensure the quality of the water and the truthfulness of its marketing claims, require the Company to monitor each aspect of its production process, including its water source, its bottling operations and its packaging and labeling practices. Government regulations in foreign jurisdictions are generally similar to, and in certain respects more stringent than, U.S. regulations. Failure to meet applicable regulations in U.S. or foreign markets could lead to costly recalls, loss of certification to market product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. The Company's sales to Japan were halted in October 1995, after a few months of operations, when the Japanese Ministry of Health and Welfare ordered a total recall of all bottled water then stocked by certain competitors. Although the Company's product was not specifically covered by this order, due to ensuing adverse market conditions, the Company's then Japanese distributor refused to accept additional shipments from the Company. Although the Company retains its certification to sell bottled water in Japan and has since entered into arrangements with a Japanese importer and broker to represent the Company's product, shipments of the Company's product to Japan have not yet recommenced and there can be no assurance that shipments will recommence in the future. See "Business--Distribution" and "--Governmental Regulation; Quality Control."

     Competition. The bottled water industry is highly competitive. There are numerous competitors in most major markets, and differentiation among them can be difficult since the product is often perceived as generic by consumers. Barriers to entry may be low at certain local levels but increase significantly at the national and international levels because of the large marketing and distribution costs associated with obtaining and maintaining a presence at such levels. In California, for example, the largest U.S. market, substantial "slotting fees" are typically required to be paid in order to obtain shelf space for new and untested products in major supermarket chains, which account for a significant percentage of bottled water sales. The Company desires to become a leading provider of premium quality bottled water on a national and international basis. On both bases, the Company competes primarily with large, established foreign and domestic companies, all of which have significantly greater financial and other resources than the Company. The Company's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," "Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsid-iary, The Perrier Group, under the "Arrowhead" and "Poland Spring" names, among others. The Company's principal domestic competitors include Crystal Geyser Water Co., a California company which distributes under the "Crystal Geyser" name, Nora Beverage Co., a Connecticut company which distributes Canadian sourced water under the "Naya" name, and Mountain Valley Water Co., an Arkansas company which distributes under the "Mountain Valley" name. See "Business--Competition."

     No Dividends. The Company has never paid any dividends on its Common Stock and does not currently intend to pay dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings, if any, to finance the development and expansion of its business. It is also likely that the Company will be required to agree to restrictions on the payment of dividends in connection with future financings. See "Dividend Policy."

     Broad Discretion of Management in Use of Proceeds. Approximately 38.9% of the estimated net proceeds of the Offering (approximately 47.2% if the Over-Allotment Option is exercised in full) is to be used for (i) selling and marketing and (ii) working capital and general corporate purposes in the discretion of the Company's management, upon whose judgment the public investors must depend. See "Use of Proceeds."

     Repayment of Indebtedness; Benefit to Insiders; Potential Conflicts of Interest. Approximately $1,800,000 or 27.3% of the estimated net proceeds of the Offering, have been allocated for repayment of unaffiliated indebtedness, including repayment of the Bridge Notes in the outstanding principal amount of $1,500,000, plus accrued interest, and the repayment of indebtedness in the amount of $100,000, plus accrued interest, owed to the Underwriter. In addition, approximately $627,000 or 9.5% of the net proceeds of the Offering, have been allocated for repayment of indebtedness owed to or guaranteed by officers, directors or principal stockholders of the Company. Accordingly, these insiders will benefit directly to the extent that the net proceeds of the Offering are used to repay such indebtedness. Conflicts between the personal interest of these insiders and the Company may be created as a result of such intended repayment. The Company has also entered into other arrangements with affiliated parties with respect to various significant aspects of the Company's operations, such as the lease of its water source and bottling facility, the purchase of its bottles pursuant to a Blow Molding Agreement and the engagement of com.com. Inc. as its principal marketing consultant. In addition, the Company has agreed in principle to purchase the bottling equipment subject to the Blow Molding Agreement, for payments over five years aggregating $1,200,000, and if such purchase is consummated, the Company will use up to $375,000 of the net proceeds of this Offering as an initial payment toward such purchase. The Company believes that all of these arrangements are favorable to the Company and were entered into on terms reflecting arms' length negotiation; however, since no independent appraisals evaluating these affiliated business transactions were obtained, there can be no assurance that such transactions were based on terms no less favorable than could have been obtained from unaffiliated third parties. Potential conflicts of interest could arise between the Company and the affiliated parties in connection with the future enforcement, amendment or termination of these arrangements. See "Use of Proceeds," "Business--Bottling Operations," "--Marketing" and "--Facilities", "Management," "Certain Transactions" and "Principal Stockholders."

     Possible Control by Insiders. Upon completion of the Offering, the executive officers and directors will beneficially own approximately 36.65% of the outstanding Common Stock and may be able to elect all the Company's directors and thereby direct the policies of the Company. See "Principal Stockholders" and "Management."

     Securities Eligible for Future Sale. Sales of substantial amounts of Common Stock after the Offering could adversely affect the market price of the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and by lock-up agreements pursuant to which the holders of all of the issued and outstanding shares prior to the Offering have agreed not to sell or otherwise dispose of any of their shares for a period of 18 months after the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Underwriter. The Underwriter may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Although the Underwriter does not currently intend to release all of such shares from the lock-up agreements prior to their expiration, it may from time to time release all or a portion thereof, depending on a securityholder's individual circumstances, as market conditions permit. Of the 3,599,212 shares of Common Stock that will be outstanding after the Offering, the 2,000,000 shares underlying the Units sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that shares owned by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with applicable provisions of Rule 144. The remaining 1,599,212 shares of Common Stock will be "restricted securities," as that term is defined in Rule 144, and in certain circumstances may be sold without registration pursuant to such rule. Beginning 90 days following the date of this Prospectus, all of such restricted shares will become eligible for sale in compliance with Rule 144; however, all of these shares are subject to lock-up agreements and will be subject to restrictions on sale until the expiration of the Lock-up Period, unless released therefrom by the Underwriter. In addition, subject to the consent of the Underwriter, the Company intends to register a total of up to 1,000,000 shares of Common Stock issued or issuable upon the exercise of stock options granted or available for grant pursuant to the Company's stock option plan. There are currently 225,000 shares subject to outstanding options, none of which are currently exercisable. All of the shares subject to such exercisable options are subject to lock-up agreements. See "Management--Stock Option Plan," "Description of Capital Stock," "Securities Eligible for Future Sale" and "Underwriting."

     The Redeemable Warrants and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradeable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by Affiliates, which will be subject to the resale limitations of Rule 144. In addition, 643,500 Selling Securityholders Warrants and the Selling Securityholders Shares underlying same are being registered in the Concurrent Offering. Holders of such Selling Securityholders Warrants and Selling Securityholders Shares have agreed not to, directly or indirectly, sell, hypothecate or otherwise transfer such securities during the first 12 months of the Lock-up Period and thereafter until the end of the Lock-up Period without the prior written consent of the Underwriter.

     Absence of Public Market; Arbitrary Determination of Offering Price; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants, and there can be no assurance that any active public market for any such securities will develop or be sustained after the Offering. The initial public offering price of the Units has been determined by negotiations among the Company and the Underwriter and may not necessarily bear any relationship to the assets, book value, earnings or net worth of the Company or any other recognized criteria and should not be considered to be an indication of the actual value of the Company. Accordingly, the initial public offering price may bear no relationship to the trading prices of the securities offered hereby after the consummation of this Offering, and there can be no assurance that these prices will not decline below the initial public offering price. See "Underwriting." The trading prices of the Units, the Common Stock and the Redeemable Warrants could be subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of the Company or its competitors and general market conditions, as well as other events or factors. In addition, the stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market price of many small capitalization companies, and has often been unrelated to the operating performance of those companies. This volatility may adversely affect the market price of the Units, Common Stock and Redeemable Warrants.

     Dilution; Disproportionate Risk to Purchasers of Units. Purchasers of the Units at the initial public offering price will experience immediate and substantial dilution in the net tangible book value per share of Common Stock of $2.68 or 67% ($2.51 or 63%, if the Over-Allotment Option is exercised in full). The existing stockholders of the Company have acquired their respective equity interests at costs substantially below the offering price in this Offering. Accordingly, to the extent that the Company incurs losses, the purchasers of the Units will bear a disproportionate risk with respect to such losses. See "Dilution."

     Underwriter's Lack of Experience; Underwriter's Potential Influence on the Market. Although the Underwriter commenced operations in May 1994, it does not have extensive experience as an underwriter of public offerings of securities. In addition, the Underwriter is a relatively small firm, and no assurance can be given that the Underwriter will be able to participate as a market maker for the Units, the Common Stock or the Redeemable Warrants or that any other broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. It is anticipated that a significant portion of the Units offered hereby will be sold to customers of the Underwriter. Although the Underwriter has advised the Company that it intends to make a market in the Units, the Common Stock and the Redeemable Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Units, the Common Stock and the Redeemable Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in the market. No assurance can be given that any market activities of the Underwriter, if commenced, will be continued. See "Underwriting."

     Continued Quotation on the Nasdaq SmallCap Market; Potential Penny Stock Classification. The Units, the Common Stock and the Redeemable Warrants have been approved for quotation on the Nasdaq SmallCap Market. However, there can be no assurance that a trading market for these securities will develop, or if developed, that it will be maintained. In addition, no assurance can be given that the Company will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market following this Offering. Failure to meet the maintenance criteria in the future may result in the Units, the Common Stock and the Redeemable Warrants not being eligible for quotation.

     If the Company were removed from the Nasdaq SmallCap Market, trading, if any, in the Units, the Common Stock or the Redeemable Warrants would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, holders of the Units, the Common Stock and the Redeemable Warrants would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, such securities.

     In addition, if the Units, the Common Stock or the Redeemable Warrants are delisted from trading on Nasdaq and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Securities and Exchange Commission (the "Commission"), any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of Units, Common Stock and Redeemable Warrants and the ability of purchasers in the Offering to sell their securities in the secondary market. There can be no assurance that the Units, Common Stock and Redeemable Warrants will not be delisted or treated as a penny stock.

     Current Prospectus and State Blue Sky Registration Required to Exercise Redeemable Warrants. The Redeemable Warrants issued in the Offering are not exercisable unless, at the time of exercise, the Company has distributed a current prospectus covering the shares of Common Stock issuable upon exercise of such Redeemable Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder who wishes to exercise such Redeemable Warrants. In addition, in the event any Redeemable Warrants are exercised at any time after nine months from the date of this Prospectus, the Company will be required to file a post-effective amendment and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Redeemable Warrants, there is no assurance that it will be able to do so. Holders of Redeemable Warrants who exercise such Redeemable Warrants at a time the Company does not have a current prospectus may receive unregistered and, therefore, restricted shares of Common Stock. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Redeemable Warrants in the after market or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares and Redeemable Warrants could be qualified for sale in the jurisdiction in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction, and holders of Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

     Redemption of Redeemable Warrants. Commencing May 14, 1998, the Company shall have the right to redeem all, but not less than all, of the Redeemable Warrants, at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the consent of the Underwriter, and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Redeemable Warrants, such Redeemable Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Redeemable Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Reduced Probability of Change of Control. The Company's Articles of Incorporation contain provisions enabling the Board of Directors to issue Preferred Stock in one or more series, with such rights, preferences, privileges and restrictions as the Board of Directors may determine without any further vote or action by the stockholders. See "Description of Capital Stock--Preferred Stock." In addition, ss.415-172 of the Hawaii Revised Statutes requires stockholder approval prior to the consummation of a "control share acquisition" resulting in beneficial ownership by an acquiring person of in excess of 10% of the voting power of a public corporation incorporated in Hawaii with at least 100 stockholders and its principal place of business or substantial assets located in Hawaii. These provisions could reduce the probability of any change of control or acquisition of the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

     Forward-Looking Information and Associated Risk. This Prospectus contains various forward-looking statements, including statements regarding, among other things, (i) the Company's growth strategy, (ii) anticipated trends in the Company's business, and (iii) the Company's ability to enter into contracts with distributors and strategic partners. These statements are based upon management's current beliefs as well as assumptions made by management based upon information currently available to it. These statements are subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions generally which are largely beyond the Company's control. Should one or more of these risks materialize or changes occur, or should management's assumptions prove incorrect, the Company's actual results may vary materially from those anticipated or projected.

                                  THE COMPANY

     The Company was incorporated in Hawaii in September 1994. The principal executive offices of the Company are located at 248 Mokauea Street, Honolulu, Hawaii 96819; the Company's telephone number is (808) 832-4550. See "Business--Facilities." The Company has no subsidiaries and has no ownership interest in any other company or business.

     Recent Bridge Financing. On October 10, 1996, the Company consummated a bridge financing (the "Bridge Financing") pursuant to which it issued an aggregate of: (i) $1,500,000 in principal amount of promissory notes (the "Bridge Notes"), which are due and payable upon the earlier of: (a) the closing of the sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2,000,000, or (b) October 10, 1997, and (ii) 750,000 warrants (the "Bridge Warrants"), each Bridge Warrant entitling the holder to purchase one share of Common Stock at an initial exercise price of $1.50 per share (subject to adjustment upon the occurrence of certain events) during the three-year period commencing October 10, 1997. The effective interest rate on the Bridge Notes, including coupon interest at the rate of 10% per annum, $187,500 in aggregate original issue discount and $369,253 in aggregate issuance costs, is 47.1% to maturity and 73.6% assuming the Bridge Notes are repaid in full on May 10, 1997. In April 1997, certain investors who participated in the Bridge Financing agreed to cancel an aggregate of 106,500 Bridge Warrants.

     The net proceeds of approximately $1,131,000 from the Bridge Financing (net of commissions and expenses of such offering payable by the Company) were used to: (i) repay bank and other indebtedness to an affiliate in the aggregate amount of approximately $362,000; (ii) create a reserve in the amount of $250,000 for the payment of fees and expenses of this Offering; and (iii) for working capital and general corporate purposes. Upon the consummation of this Offering, each outstanding Bridge Warrant, will automatically, without any action by the holder thereof, be converted into a Redeemable Warrant (a "Selling Securityholders Warrant") having terms identical to those of the Redeemable Warrants contained in the Units offered hereby. The Selling Securityholders Warrants and the Selling Securityholders Shares issuable upon exercise thereof are being registered under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part (the "Concurrent Offering"). The Company intends to use a portion of the net proceeds of this Offering to repay the entire principal amount of, and accrued interest on, the Bridge Notes. See "Use of Proceeds."

     Recapitalization. In August 1996, the Company effected a recapitalization (the "Recapitalization") without a formal reorganization. As part of the Recapitalization, the Board of Directors approved a 1,111.428-for-one Common Stock split and negotiated a conversion of all then outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 389,000 shares of Common Stock, effective as of the closing of the Bridge Financing. Upon such conversion, the Board of Directors declared a dividend on the Convertible Preferred Stock in an amount equal to all accrued but unpaid dividends thereon from the date of issuance to the date of conversion. Such dividend, in the aggregate amount of $38,678, was paid in the form of a promissory note, bearing interest at an annual rate of 8%, due and payable in full upon the satisfaction of certain financial conditions by the Company. Such conditions will be met upon consummation of this Offering, and accordingly the Company will be obligated to pay such promissory notes in full out of the proceeds of this Offering. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Units offered by the Company hereby, after deduction of the underwriting discounts, the Underwriter's non-accountable expense allowance and other estimated expenses of the Offering payable by the Company, are expected to aggregate $6,600,000 ($7,644,000 if the Over-Allotment Option is exercised in full).

     The Company intends to use the net proceeds as follows: (i) approximately $1,588,000 to repay the Bridge Notes (plus all accrued interest) in full; (ii) approximately $627,000 to repay all of the Company's outstanding indebtedness (plus accrued interest) to stockholders or their affiliates, including an aggregate of approximately $40,000 of indebtedness (including accrued interest) declared as a dividend in connection with the conversion of the Company's previously outstanding Convertible Preferred Stock; (iii) approximately $112,000 to repay all of the Company's outstanding indebtedness (plus accrued interest) to an unaffiliated investor; (iv) approximately $100,000 to repay indebtedness owed to the Underwriter, plus accrued interest, (v) approximately $108,000 to pay deferred compensation and consulting fees; (vi) up to $1,500,000 for improvements to plant and equipment; (vii) up to $2,000,000 to further develop and enhance the Company's sales and marketing programs; and (viii) the balance ($565,000) for working capital and general corporate purposes. Anticipated improvements to the Company's plant and equipment involve primarily (i) the purchase of bottle manufacturing equipment, including the expected purchase of the equipment currently subject to the Blow Molding Agreement, so as to increase the Company's supply of bottles and lower its cost of materials, (ii) the purchase of automated packing and labelling equipment so as to improve the efficiency of the Company bottling line, and (iii) the construction of new, or reconfiguration of old, warehouse space so as to create on-site storage for finished goods inventory. Anticipated sales and marketing expenditures involve primarily (i) radio and television advertising, and (ii) event marketing, in the Company's primary target markets. The following the table summarizes the Company's estimated use of the net proceeds:

                                                                                 Approximate      Approximate
Application of Proceeds                                                            Amount         Percentage
-----------------------                                                          --------------   ------------
Repayment of Bridge Note, plus accrued interest ..............................       $1,588,000          24.1%
Repayment of indebtedness to stockholders and their affiliates, plus accrued
 interest   ..................................................................          627,000           9.5
Repayment of unaffiliated investor loan, plus accrued interest ...............          112,000           1.7
Repayment of indebtedness to the Underwriter, plus accrued interest  .........          100,000           1.5
Payment of deferred compensation and consulting fees  ........................          108,000           1.6
Improvements to plant and equipment    .......................................        1,500,000          22.7
Selling and marketing   ......................................................        2,000,000          30.3
Working capital and general corporate purposes  ..............................          565,000           8.6
                                                                                    -----------       -------
 Total   .....................................................................       $6,600,000           100%
                                                                                    ===========       =======

     In the event the Underwriter exercises the Over-Allotment Option in full, the Company will receive an additional $1,044,000 of net proceeds, after deduction of underwriting discounts and the Underwriter's non-accountable expense allowance, and will utilize such additional proceeds for additional selling and marketing expenses and for general corporate purposes.

     The Bridge Notes bear interest at the rate of 10% per annum and mature on the earlier of: (i) the closing of a sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2,000,000 or (ii) October 10, 1997, one year from the date of issuance. The proceeds of the Bridge Notes were used (i) to repay bank and other indebtedness to an affiliate in the aggregate amount of approximately $362,000; (ii) to pay fees and expenses of this Offering; and (iii) for working capital and other general corporate purposes. See "The Company--Recent Bridge Financing."

     Of the indebtedness owed to stockholders or their affiliates, (i) $50,000 owed to an affiliate bears interest at the rate of 12% per annum and is due upon consummation of this Offering; (ii) an aggregate of $482,715, owing to three stockholders, bears interest at the rate of 12% per annum and is due in April 1997 or, if earlier, upon consummation of this Offering; and (iii) an aggregate of $38,678, owing to holders of the Company's pre-viously outstanding Convertible Preferred Stock, bears interest at the rate of 8% per annum and is due upon the satisfaction by the Company of certain financial conditions which will be satisfied upon consummation of this Offering. An additional $100,000 borrowed from an unaffiliated investor bears interest at the rate of 12% per annum and is due in May 1997 or, if earlier, upon consummation of this Offering. The $100,000 loan from the Underwriter bears interest at the rate of 10% per annum and is due and payable in full on July 15, 1997 or, if earlier, upon consummation of this Offering.

     The Company anticipates that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to fund its operations for at least 12 months from the date of this Prospectus. Thereafter, the Company may need to raise additional funds. There can be no assurance that additional financing will be available or if available will be on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations will be materially and adversely affected. See "Risk Factors--Additional Capital Requirements; Uncertainty of Additional Funding."

     Pending application of the proceeds of the Offering, the Company intends to invest the net proceeds in certificates of deposit, money market accounts, United States government obligations or other short-term interest bearing obligations of investment grade.

     Proceeds of this Offering may also be used, if the Company so elects, to acquire companies or products that complement its business or operations. In the ordinary course of its business, the Company from time to time evaluates companies for acquisition and products for acquisition or license. The Company has no agreement or arrangement with respect to any such acquisition or license.


                                DIVIDEND POLICY

     The Company has never paid any dividends on its Common Stock and does not currently intend to pay dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings to finance the development and expansion of its business. It is also likely that the Company will be required to agree to restrictions on the payment of dividends in connection with future financings, if any. See "Risk Factors -- No Dividends."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996, and as adjusted to reflect the sale of the Units offered hereby and the intended application of the net proceeds therefrom (after deducting the underwriting discounts and estimated Offering expenses payable by the Company). This table should be read in conjunction with the Company's financial statements attached hereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                          Actual              As Adjusted
                                                                      ------------------   ---------------------
Loans from related parties  .......................................       $   532,715(1)        $         --
Capital lease obligations   .......................................           125,740                125,740
Private investor loan .............................................           100,000                     --
Loan from Underwriter(2) ..........................................           100,000
Bridge Notes ......................................................         1,354,167(3)                  --
Stockholders' equity
 Preferred Stock, $1.00 par value, 5,000,000 shares authorized, no
 shares outstanding   .............................................                --                     --
 Common Stock, no par value, 20,000,000 shares authorized,
 1,599,212 shares
 outstanding, actual, 3,599,212 shares,
 as adjusted(4) ...................................................           629,793              7,229,793
 Accumulated deficit  .............................................        (2,047,715)            (2,480,745)(5)
                                                                          -------------         --------------
 Total stockholders' equity (deficit)   ...........................        (1,417,922)             4,749,048
                                                                          -------------         --------------
 Total capitalization .............................................       $   794,700           $  4,874,788
                                                                          =============         ==============

------------
(1) Includes a February 1997 shareholder loan of $75,000.

(2) Incurred in April 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Includes $145,833 of unamortized original issue discount relating to the value of the Bridge Warrants.

(4) Excludes (i) a warrants to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share, (ii) outstanding options to purchase 225,000 shares of Common Stock at an exercise price of $4.00 per share and (iii) 775,000 shares of Common Stock issuable pursuant to options which may be granted under the Company's stock option plan.

(5) Includes non-recurring interest expense of $433,030 for the unamortized portion of the original issue discount ($145,833) and loan costs ($287,197) relating to the Bridge Financing.

                                   DILUTION

     "Net tangible book value per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. "Dilution" represents the difference between the price per share to be paid by new investors for the shares of Common Stock included in the Units offered hereby, and the pro forma net tangible book value per share as of December 31, 1996, after giving effect to the Offering. At December 31, 1996, the net tangible book value of the Common Stock was $(1,861,598) in the aggregate, or $(1.16) per share of Common Stock. After giving effect to the sale of the shares of Common Stock included in the Units offered hereby (at the initial public offering price per Unit, resulting in estimated net proceeds of $6,600,000, after deducting underwriting discounts and estimated Offering expenses payable by the Company and assuming no value is attributed to the Redeemable Warrants included in the Units), the pro forma net tangible book value of the Common Stock, as of December 31, 1996, would have been $4,746,568 in the aggregate, or $1.32 per share. This represents an immediate increase in net tangible book value of $2.48 per share of Common Stock to existing stockholders and an immediate dilution per share of $2.68, or 67%, to new investors in the Offering.

     The following table illustrates the dilution per share as described above:

 Initial public offering price per share of Common Stock   ............... $4.00
 Net tangible book value per share before Offering   ......     $(1.16)
 Increase attributable to new investors  ..................       2.48
                                                              ---------
 Pro forma net tangible book value per share after the Offering  .........  1.32
                                                                          -------
 Dilution per share to new investors  .................................... $2.68
                                                                          =======

     Based on the foregoing assumptions, the following table sets forth, as of completion of the Offering, the number of shares purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing shares of Common Stock included in the Units in the Offering (assuming no value is attributed to the Redeemable Warrants):

                                                                      Total              Average Price
                                     Shares Purchased             Consideration           Per Share
                                 -------------------------   ------------------------   ---------------
                                   Number       Percent       Amount        Percent
                                 ------------   ----------   ------------   ---------
Existing Stockholders   ......    1,599,212          44.43%  $  442,293          5.24%      $0.28
New Investors  ...............    2,000,000          55.57%  $8,000,000         94.76%      $4.00
                                 -----------      --------   -----------      -------      ------
Total    .....................    3,599,212            100%  $8,442,293           100%
                                 ===========      ========   ===========      =======

     The foregoing assumes no exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the pro forma net tangible book value at December 31, 1996, after giving effect to the Offering (assuming no value is attributed to the Redeemable Warrants included in the Units), would be approximately $5,790,568 or $1.49 per share, and the dilution per share to new investors would be approximately $2.51 or 63%.

     The foregoing also assumes no exercise of any outstanding stock options or warrants. As of December 31, 1996, there was an outstanding warrant to purchase an aggregate of 24,351 shares of Common Stock at an exercise price of $.000009 per share and options to purchase 150,000 shares of Common Stock at $4.00 per share (subject to adjustment). None of these options are currently exercisable. Subsequent to December 31, 1996, the Company granted additional options to purchase an aggregate of 75,000 shares of Common Stock at an average exercise price of $4.00 per share, none of which are currently exercisable. The Company has a total of 1,000,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and stock options which may be granted from time to time pursuant to its stock option plan. See "Management--Executive Compensation--Stock Option Plan." To the extent that any options or warrants are exercised at a price per share less than the initial public offering price, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company as of December 31, 1995 and 1996 and for the years then ended (collectively, the "Year-End Data"). The Year-End Data has been derived from the audited financial statements of the Company appearing elsewhere herein, which have been audited by Arthur Andersen LLP. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes thereto and other financial and statistical data appearing elsewhere in this Prospectus.

                                                                      Years Ended
                                                                     December 31,
                                                           ---------------------------------
                                                              1995              1996
                                                           --------------   ----------------
Statement of Operations Data:
Net sales  .............................................     $   588,920      $     866,060
Cost of sales    .......................................         620,593            754,159
Gross margin  ..........................................         (31,673)           111,901
Selling and marketing  .................................         220,651            264,617
General and administrative   ...........................         437,289            787,592
                                                              -----------      -------------
  Total operating expenses   ...........................         657,940          1,052,209
Interest expense, net  .................................          51,261            247,443
                                                              -----------      -------------
Net loss   .............................................     $  (740,874)     $  (1,187,751)
                                                              ===========      =============
Net loss per share  ....................................     $     (0.62)     $       (0.74)
                                                              ===========      =============
Weighted average number of common and common equivalent
 shares outstanding    .................................       1,202,540          1,599,212


                                              December 31,
                                   ----------------------------------
                                       1995               1996
                                   ----------------   ---------------
Balance Sheet Data:
Working capital deficit   ......     $    (721,336)    $  (2,215,474)
Total assets  ..................           703,272         1,192,393
Total liabilities   ............         1,104,836         2,610,315
Stockholders' deficit  .........          (401,564)       (1,417,922)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company was formed in September 1994. For the balance of its first fiscal year (ended December 31, 1994), the Company was primarily engaged in activities related to the start-up of its operations, including raising its initial capital, retrofitting and equipping its bottling facility and establishing relationships with suppliers and distributors. The Company did not begin commercial operations until February 1995, when it began selling product on a limited basis.

     The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. To date, however, the Company has sold its product on only a limited basis, primarily in the local Hawaiian market, which accounted for approximately 75% of the Company's net sales through December 31, 1996. Accordingly, the Company's results of operations through December 31, 1996 are not indicative of those that could be achieved if the Company were able to expand its sales and distribution on a national or international basis. There can be no assurance that sales on this basis will ever be achieved. See "Risk Factors--Limited History of Operations" and "Business--Distribution."

     Through December 31, 1996, the Company had an accumulated deficit of $2,047,715, and a net loss of $1,187,751 and negative cash flow from operations of $959,051 for the year then ended. Subsequent to December 31, 1996, the Company has continued to generate losses. The Company expects to continue to generate losses until such time as it achieves higher sales levels. There can be no assurance that such higher sales levels will be achieved or, if achieved, as to the timing thereof. Additionally, the Company's results of operations for the first quarter of fiscal 1997 will include aggregate interest expense of approximately $471,000 relating to the Bridge Financing, including an aggregate of approximately $433,000 in amortization of original issue discount and offering expenses. See "The Company" and "Capitalization."

     The following accounting policies are applicable to the Company's results:

     Revenue Recognition. The Company recognizes revenue on the accrual method of accounting when title to product transfers to the buyer (upon shipment). In 1996, the Company began granting early payment discounts to certain large Hawaiian customers in order to encourage prompt payment. Such customers currently account for a majority of the Company's sales. Discounts are recorded when the customer makes payment within the discount period. The Company's policy is to provide a reserve for estimated uncollectible accounts receivable, if any.


     Reserve for Returns. The Company grants customers the right to return goods which are defective or otherwise unsuitable for sale. The Company replaces returned goods or issues a refund to the customer. The Company's policy is to provide a reserve for estimated returns and related disposal costs.

     Recent Financial Accounting Standards Board Pronouncements. In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This statement is effective for fiscal years beginning after December 15, 1995. The Company adopted the new standard in 1996. Adoption of the new standard did not have a material impact on the Company's financial statements.

     In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement established financial accounting and reporting standards for stock-based compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. This statement is effective for fiscal years beginning after December 15, 1995. The Company adopted the new standard's disclosure requirements and accounting requirements for transactions in which the Company issues its equity securities to acquire goods and services from non-employees. The Company accounts for the issuance of equity securities to employees under APB Opinion No. 25.

Results of Operations

     Net Sales. Net sales increased to approximately $866,000 for the year ended December 31, 1996 (the "1996 Period") from approximately $589,000 for the year ended December 31, 1995. Since the Company began commercial operations in February 1995, the Company's results for 1995 are based upon less than eleven full months of operations versus twelve months in 1996. The increase in net revenues in 1996 was due primarily to unit sales growth from approximately 77,500 cases in 1995 to approximately 114,800 cases in 1996. Sales of approximately $83,000 in 1995 were reversed in the fourth quarter of 1995 due to product returns in Japan. Net revenues for 1996 include the resale (at cost) of 6,900 cases of such returned product. See "Business--Distribution." Sales in the Hawaiian market accounted for approximately 71% of all sales in 1996 compared to approximately 82% in 1995. Beginning in the second quarter of 1995, the Company began export sales to Asia and the Pacific islands. Such sales accounted for approximately 16% of sales in 1996. The average sales price per case decreased approximately 1% in 1996 primarily due to a change in the Company's shipping terms with its major Hawaiian distributors and the granting of early payment discounts to credit customers. Under the new shipping arrangement, the distributor assumed responsibility for the cost of shipping the finished product from the Company's production facility.

     Expenses. The Company's cost of sales increased to approximately $754,000 in 1996 from approximately $621,000 in 1995, primarily due to unit sales growth. The Company reduced its unit cost in 1996 by switching from a California bottle supplier to a lower cost Hawaii supplier. Due to higher volume bottle purchases in 1996, the Company was able to receive certain quantity discounts and thereby further reduce unit costs. In December 1995, the Company entered into a Blow Molding Agreement with a California bottle supplier, pursuant to which such supplier has agreed to manufacture bottles for the Company on site, using equipment owned by the supplier but installed at the Company's bottling facility. This equipment, which has a maximum capacity of approximately 18,000,000 bottles annually, became fully operational in July 1996. As a result of reductions in its cost of bottles arising out of the foregoing, the Company's gross margin improved to approximately 13% in 1996 from approximately (5)% in 1995. The Company has recently agreed in principle to purchase the equipment subject to the Blow Molding Agreement on terms which would further reduce the Company's bottling cost. There can be no assurance however, that this purchase will be consummated.

     Selling and marketing expenses increased to approximately $265,000 in 1996 from approximately $221,000 in 1995 primarily as a result of an increase in internal promotional activities, including product giveaways, and the hiring of certain advertising consultants. General and administrative expenses increased to approximately $788,000 in 1996 from approximately $437,000 in the 1995 Period. The majority of this increase resulted from increased compensation to the Company's President, the accrual of fees owed to a consultant and the cost of the Company's annual audit. See "Management--Executive Compensation-- Consulting Agreement."

     Interest Expense, Net. Interest expense, net increased to approximately $247,000 in 1996 from approximately $51,000 in 1995 due primarily to the incurrence of approximately $408,000 in loans from related parties, a $100,000 loan from a private investor in 1996 and the completion of a $1.5 million Bridge Financing in October 1996, resulting in the amortization of approximately $124,000 of related original issue discount and offering expenses and accrued interest of approximately $33,000 in 1996. See "The Company--Recent Bridge Financing."

     Net Loss. Due to the foregoing, the Company incurred a net loss of $1,187,751 in 1996 compared to a net loss of $740,874 in 1995.

     Stock Options. In 1996, the Company reserved an aggregate of 1,000,000 shares of Common Stock for issuance upon the exercise of stock options to be granted from time to time to directors, officers, employees and consultants of the Company. The Company accounts for options granted to employees under APB Opinion No. 25, pursuant to which no compensation expense has been recognized.

     In October 1996 and January 1997, the Company granted to its President and Chief Financial Officer, options (subject to vesting requirements) to purchase 150,000 and 75,000 shares, respectively, of the Company's Common Stock at an initial exercise price of $4.00 per share (subject to adjustment). As of December 31, 1996, none of these options were exercised, forfeited or expired. The Company has determined that the fair value of the options granted is approximately $550,000 determined on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions; risk-free interest rate of 6.37%; expected dividend yield of zero; expected life of five years; and expected volatility of 66%. As of December 31, 1996, approximately 11,200 of the 150,000 options originally granted had been earned. If compensation expense had been recognized in connection with these option grants in accordance with FASB Statement No. 123, the Company's net loss and net loss per common and common equivalent share in 1996 would not have been materially impacted.

Liquidity and Capital Resources

     Until the completion of the Bridge Financing, the Company was substantially dependent upon equity investments and loans as well as personal guarantees from its affiliates in order to meet its capital requirements. The Company was originally capitalized in September 1994, through the issuance of an aggregate of $51,000 in Common Stock and $133,334 in Convertible Preferred Stock (the "Preferred Stock"). In 1995, the Company issued an aggregate of $157,959 in additional Common Stock and $100,000 in additional Preferred Stock. The Company also borrowed $100,000 from an affiliated company in May 1995. This loan bears interest at an annual rate of 12% and was originally due in June 1995. In October 1996, the Company repaid $50,000 in principal, plus all accrued interest (approximately $12,000) out of the proceeds of the Bridge Financing and agreed to repay the outstanding balance of this loan, plus all accrued interest, out of the proceeds of this Offering. The Company has incurred additional borrowings from its stockholders as follows: In March and April 1996, the Company borrowed an aggregate of $289,720 from two of its stockholders. In July and August 1996, the Company borrowed an additional $68,269 from these same stockholders and $49,726 from a third stockholder. In February 1997, the Company borrowed an aggregate of $75,000 from three of its stockholders. All of these loans bear interest at an annual rate of 12% and are due in April 1997 or, if earlier, upon consummation of this Offering. Three stockholders also made additional unsecured, non-interest bearing advances in the aggregate amount of $100,272 in July, August and September 1996. See "Certain Transactions." All of these unsecured advances were repaid prior to December 31, 1996. In addition, in May 1996, the Company obtained a $100,000 subordinated, unsecured loan from an unrelated private investor. This loan bears interest at an annual rate of 12% and is due in May 1997 or, if earlier, upon consummation of this Offering. In connection with such loan, the Company issued to the private investor a warrant to purchase 24,351 shares of Common Stock at an exercise price of $.000009 per share. In April 1997, the Underwriter loaned the Company $100,000 on a short-term basis in order to enable the Company to meet its working capital requirements pending the closing of this Offering. This loan bears interest at the rate of 10% per annum and is due and payable in full on July 15, 1997 or, if earlier, upon the closing of any sale of securities or other financing (including this Offering) from which the Company receives gross proceeds of at least $100,000. Upon completion of this Offering, all outstanding borrowings of the Company from its stockholders or their affiliates will be repaid in full. There can be no assurance that the Company's stockholders or their affiliates will make any additional equity investments in or loans to the Company or agree to personally guarantee any additional debt of the Company. See "Risk Factors--Additional Capital Requirements; Uncertainty of Additional Funding."

     In March 1995, the Company established a $300,000 credit line with First Hawaiian Bank ("FHB"), Lihue branch. Borrowings under this line of credit bore interest at a floating annual rate equal to the rate announced by FHB from time to time as its prime rate, plus 2%. This line of credit was secured by a security interest in all of the Company's equipment, accounts receivable, inventory and general intangibles and is also personally guaranteed by certain directors and an affiliate of the Company. Outstanding borrowings under this line increased to $300,000 in May 1995 and remained at the maximum level until the line was repaid in full out of the proceeds of the Bridge Financing. This line of credit expired on March 31, 1996 and was not renewed. The Company currently has no bank credit facility but anticipates establishing such a facility upon completion of this Offering.

     The Company made capital expenditures of approximately $162,000 in 1995 compared to approximately $66,000 in 1996. Capital expenditures in 1995 consisted primarily of leasehold improvements to the Company's production facility to prepare the facility for use. Capital expenditures in 1996 involved primarily the purchase of production equipment to improve the Company's bottling operations. The Company has financed certain additional equipment purchases through a capital lease agreement entered into in March 1995 with First Hawaiian Leasing, Inc., Honolulu, Hawaii. This agreement has a term of five years and provides for up to $200,000 in equipment purchases. The depreciated cost of equipment purchased under this agreement was approximately $139,400 at December 31, 1996. The lease liability was approximately $87,500, net of current portion, at December 31, 1996. The Company's obligations under this lease agreement are personally guaranteed by certain directors and an affiliate of the Company.

     Approximately $215,000 of the Company's accounts payable (representing amounts greater than 30 days past the respective vendors' invoice date) and a $50,000 note payable to an affiliated company were past due as of December 31, 1996.

     The Company's sources of capital have been sufficient to sustain the Company's operations on a limited basis but have not been sufficient to enable the Company to expand in accordance with its business plan. The Company will require substantial additional capital in order to meet its existing contractual obligations, including its obligation pursuant to a Blow Molding Agreement and its facility lease. The Blow Molding Agreement requires the Company to make at least $750,000 in bottle purchases annually during the three year term of the agreement. In order to obtain the best price available, the Company placed its initial order for 10,000,000 bottles (approximately 417,000 cases of 0.33 or 0.5 liter bottles or 833,000 cases of 1.0 or 1.5 liter bottles), calling for aggregate payments of $1,825,000 during the first year of the contract. The Company expects to fund these bottle purchases out of revenue from operations, since bottles are only ordered when needed. In the event that the Company fails to order the minimum number of bottles called for by its initial purchase order, the Company will lose the volume discount which would otherwise be applicable but will not be subject to any other penalty. Effective October 1996, the Company's Facility Lease requires the Company to pay rent on a monthly basis at a rate equal to the greater of (i) a certain base rent (the "Base Rent"), or
(ii) 2% of the Company's net revenues, as defined. The Base Rent is $5,000 per month during the first five years of the Lease, and will adjust every five years thereafter based upon changes in the Consumer Price Index in Hawaii (as defined). See "Business--Bottling Operations" and "--Facilities."

     The Company consummated the Bridge Financing on October 10, 1996. See "The Company--Recent Bridge Financing." The Company has been substantially dependent upon the proceeds of the Bridge Financing to meet its capital requirements since that time. The Company will repay the Bridge Notes, plus all accrued interest thereon, in full out of the proceeds of this Offering. The Company will recognize an extraordinary loss of approximately $232,000 upon the repayment of the Bridge Notes, consisting of approximately $78,000 of unamortized original issue discount and approximately $154,000 of unamortized issuance costs. The effective interest rate on the Bridge Notes, including coupon interest at the rate of 10% per annum, $187,500 in aggregate original issue discount and $369,253 in aggregate issuance costs, is 47.1% to maturity and 73.6% assuming the Bridge Notes are repaid in full on May 10, 1997.

     The Company intends to use the net proceeds as follows: (i) approximately $1,588,000 to repay the Bridge Notes (plus all accrued interest) in full; (ii) approximately $627,000 to repay all of the Company's outstanding indebtedness to stockholders or their affiliates (plus accrued interest), including an aggregate of approximately $40,000 of indebtedness (including accrued interest) declared as a dividend in connection with the conversion of the Company's previously outstanding Convertible Preferred Stock; (iii) approximately $112,000 to repay all of the Company's outstanding indebtedness (plus accrued interest) to an unaffiliated investor; (iv) approximately $100,000 to repay indebtedness owed to the Underwriter, plus accrued interest, (v) approximately $108,000 to pay deferred compensation and consulting fees; (vi) up to $1,500,000 for improvements to plant and equipment; (vii) up to $2,000,000 to further develop and enhance the Company's sales and marketing programs and (viii) the balance ($565,000) for working capital and general corporate purposes. Anticipated improvements to the Company's plant and equipment involve primarily (i) the purchase of bottle manufacturing equipment, including the expected purchase of the equipment currently subject to the Blow Molding Agreement, so as to increase the Company's supply of bottles and lower its cost of materials, (ii) the purchase of automated packing and labelling equipment so as to improve the efficiency of the Company bottling line, and (iii) the construction of new or reconfiguration of old warehouse space so as to create on-site storage for finished goods inventory. Anticipated sales and marketing expenditures involve primarily (i) radio and television advertising, and (ii) event marketing, in the Company's primary target markets.

     The Company anticipates that the proceeds from the Offering, together with projected cash flow from operation, will be sufficient to fund its operations for at least 12 months from the date of this Prospectus. There-after, the Company may need to raise additional funds. There can be no assurance that additional financing will be available or if available will be on favorable terms. If the Company is unable to obtain such additional financing, the Company's ability to maintain its current level of operations will be materially and adversely affected. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

     Net operating loss carryforwards available to offset future taxable income were approximately $1,960,000 as of December 31, 1996. Use of these net operating losses in future years will be limited pursuant to Section 382 of the Internal Revenue Code because of the ownership change (as defined) resulting from this Offering.

Seasonality

     The Company believes that its business is subject to seasonal variations. For obvious reasons, demand for bottled water in any given market tends to be higher during the summer months than during the winter. However, the Company expects these seasonal effects to be moderated by concurrent sales into a variety of different markets worldwide, all of which may not have the same summer season. Moreover, several of the Company's target markets, such as California and the Middle East, have hot or mild temperatures throughout the year.

                                   BUSINESS

General

     The Company bottles, markets and distributes "natural" water under the name "Hawaiian Springs(TM)." The Company draws its water from a well located at the base of the Mauna Loa volcano in Kea'au on the Big Island of Hawaii ("Source Kea'au"). The water is "bottled at the source" in PET plastic bottles, which are manufactured at the Company's bottling facility. This on-site bottle manufacturing operation enables the Company to reduce its packaging costs while at the same time improving its quality control, inventory management and delivery scheduling. The Company markets its water on the basis of superior quality and taste and on the worldwide reputation of Hawaii.

     The Company has met all FDA requirements for the labeling of its water as "bottled at the source" and "natural." "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

     The Company began commercial operations in February 1995, selling initially in the Hawaiian market exclusively. The Company has since expanded its distribution on a limited basis into the West Coast and Southeastern portion of the United States, Guam and the Middle East.

     Most of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels, country clubs and military installations. The Company distributes its product primarily through distributors, but also utilizes brokers and in California sells directly to specialty retail chains.

     The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. The Company plans to achieve this objective by expanding its presence in its current markets, entering new geographic markets and establishing distributor relationships as well as strategic distribution alliances with other national or international beverage companies in order to take advantage of their established distribution networks.

The Bottled Water Market

     Since the mid-1970's the bottled water market has experienced substantial growth in the United States and most of the industrialized world. Concerns about municipal water quality combined with increased health awareness and the availability of light weight convenient packaging, such as plastic bottles, have made bottled water consumption prevalent among the more affluent, educated population in the United States and other industrialized nations. Currently, bottled water is one of the fastest growing segments of the beverage industry worldwide. Set forth below is summary data concerning the demand for bottled water in those territories which the Company considers its primary target markets.

     Hawaii. Based upon internal marketing data provided by the Company's local distributor, the Company estimates the total bottled water market in Hawaii at approximately 3.2 million gallons (1,000,000 cases) per year. The Company believes that, as with the rest of the United States, bottled water sales in Hawaii are growing at a faster rate than the beverage market generally as bottled water gains in popularity relative to other beverages.

     U.S. Mainland. The primary market for bottled water in the Continental U.S. is the West Coast, particularly California. California is by far the largest single state market, accounting for approximately 29.3% of total domestic bottled water consumption in 1995. The bottled water market in the United States as a whole has grown from about 300 million gallons in 1976 to approximately
2.88 billion gallons in 1995, with per capita consumption increasing by 10.4% in 1994 and by 11.0% in 1995 (the first double digit increases ever). The largest segment of the U.S. bottled water market is the non-sparkling water segment, which accounted for approximately 2.43 billion gallons or approximately 84.4% of the total 2.88 billion gallons sold in 1995, up from approximately

2.21 billion gallons in 1994. The total U.S. non-sparkling bottled water market is projected to grow at an average annual growth rate of approximately 7.1% through the year 2000 to a total of approximately 3.43 billion gallons. The fastest growing segment of the non-sparkling bottled water market in the United States is the retail, premium (bottles of two liters or less are considered premium) PET market, the market in which the Company currently competes. This segment, which grew from a total of 335.8 million gallons in 1994 to 426.8 million gallons in 1995 (a 27.1% increase), has grown at double digit rates annually since 1992. This segment is projected to continue growing at an average annual growth rate of approximately 9.4% through the year 2000.

     Asia. The Asian market consists primarily of Japan, Korea, Indonesia, Taiwan, the Philippines, Guam, Hong Kong, Singapore, Malaysia and the Peoples Republic of China. Of these, the largest single market is Japan, with total 1995 consumption of approximately 143 million gallons. The more recent growth rate in the consumption of bottled water in Japan has been substantial, more than tripling between 1990 and 1994. The recent trend in the Japanese market has been toward increased demand for imported water. The volume of imported water increased fifteenfold between 1988 and 1994, and by 1994 constituted over 26% of the total Japanese bottled water market. In 1993, less than 1% of imported bottled water sold in Japan was imported from the United States; but in 1994 this percentage grew to over 9%.

     A similar pattern is expected to develop in other Asian countries. Korea, for example, which in 1995 eliminated prohibitions on the sale of imported bottled water, is seen as a potential high growth market. China, with a population of over 1.3 billion, does not yet constitute a major bottled water market, but with increasing affluence and consumer sophistication, the Company expects China to become a significant market.

The Water Source

     The Company draws its water from a well at the base of Mauna Loa volcano in Kea'au on the Big Island of Hawaii. The southeastern slopes of Mauna Loa, above Kea'au, are among the wettest places on earth, experiencing up to 225 inches of rainfall annually. Rainfall sifts through the porous lava rock of the mountainside forming large underground reservoirs and rivers that flow back into the ocean. A 1993 U.S. Geological Survey estimates that groundwater reservoirs beneath Mauna Loa are recharged by about 2.3 billion gallons of rainfall per day.

     The Company's water source is drilled to a depth of approximately 250 feet. The source is continuously recharged from rainwater at this level. Water is pumped from the well at the rate of approximately 250 gallons per minute. This water flow is more than adequate to satisfy the maximum projected demand for the Company's product, although the flow rate could be expanded, if desired, through the use of stronger pumping equipment.

     The Company believes that the water from Source Kea'au is one of the purest natural waters available, because of its low mineral content, which also gives the water its distinctively light or "young" taste. The entire Big Island of Hawaii is virtually free of industrial activity. The air above the source is so clear that the summit of nearby Mauna Kea is generally regarded as among the best locations in the world for space observation. Thirteen observatories, including the Keck Observatory, the world's largest, are stationed there. Rainwater forms in this pristine air, filters through hundreds of feet of porous lava rock and then collects in underground pools and rivers that flow into the ocean. This constant movement maintains the purity of the source. The Company is not aware of any pollutant currently in use in the vicinity of Source Kea'au which would likely have an adverse impact on the quality of its water.

Bottling Operations

     The Company operates its own bottling and packaging facility in a 8,000 square foot renovated concrete building located adjacent to the Company's well at Source Kea'au. This facility is leased from an affiliate pursuant to a long-term lease agreement. See "Facilities." The bottling facility is located within a 14.5 acre tract which is zoned for agricultural use, but has been approved for various beverage and bottling operations pursuant to a Special Use Permit granted by the County of Hawaii. The Special Use Permit is of perpetual duration, so long as the conditions to its effectiveness have been met. The Company is currently in compliance with all of the conditions of the Special Use Permit and expects that it will remain in compliance in the indefinite future as long as the Company conducts its operations in the manner described in or contemplated by this Prospectus.

     Water from Source Kea'au is pumped directly into the Company's bottling facility where it is passed through a series of particulate filters and ultraviolet light, elevated through an ozone tower for sterilization and then released into the filling line. Bottles are fed onto an automated conveyor system, labeled with an adhesive label and then rinsed with ozonated water before entering the filling room. The filling room is a separately enclosed and pressurized space designed to prevent contamination during the filling process. Inside the filling room, a high-speed rotary filler dispenses water into the bottles, caps them and passes them onto an automated conveyor outside the room. An ink-jet dating code is applied to the bottles as they pass to the pack-off table. Bottles are packed by hand into cardboard cases, which are taped and placed onto pallets for shipment. One liter and 1.5 liter bottles are packed 12 to a case, while 0.33 and 0.5 liter bottles are packed in cases of 24. Current space constraints limit the Company's ability to store finished goods inventory, but the Company is planning construction of a new warehouse facility which will enable it to keep large quantities of stock on hand for immediate delivery. See "Facilities."

     The Company bottles its water in 0.33, 0.5, 1.0 and 1.5 liter PET plastic bottles. All sizes come with standard tamper-proof caps or, in sufficient volume, may be ordered with an optional sports cap. The Company's bottling operations initially utilized bottles purchased from manufacturers in California and Honolulu. In December 1995, the Company entered into a Blow Molding Agreement with a California bottle supplier, pursuant to which such supplier has agreed to manufacture bottles for the Company on site, using equipment owned by the supplier but installed at the Company's bottling facility. This equipment, which has a maximum capacity of approximately 18,000,000 bottles annually, became fully operational in July 1996. The Company is obligated to purchase all of its bottle requirements from this source, with minimum purchases of $750,000 annually. The Company's price for bottles pursuant to this agreement depends upon the number of bottles purchased and may vary from year to year depending upon the manufacturer's cost of PET resin. In order to obtain the best price available the Company has recently placed its initial order for 10,000,000 bottles, calling for aggregate payments of $1,825,000 during the first year of the contract. The Company expects to fund these bottle purchases out of revenue from operations, since bottles are only ordered when needed. In the event that the Company fails to order the minimum number of bottles called for by its initial purchase order, the Company will lose the volume discount which would otherwise be applicable but will not be subject to any other penalty. Assuming the Company purchases at least 15,000,000 bottles per year over the three-year term of this agreement (in excess of $2,650,000 per year), the Company will be entitled to purchase the equipment for $1.00 at the end of the term. The Company believes that this arrangement has significantly improved its bottling operations by lowering its cost of bottles while at the same time improving its quality control, inventory management and delivery scheduling. The Company has recently agreed in principle to purchase the equipment subject to the Blow Molding Agreement on terms which would further reduce the Company's bottling cost. There can be no assurance however, that this purchase will be consummated.


Distribution

     The Company currently distributes its product in Hawaii and, on a limited basis, in the West Coast and Southeastern portion of the United States, Guam and the Middle East. Most of the Company's product is sold through retail channels such as convenience stores and supermarkets, although the Company also sells through food service outlets such as restaurants, bars, airlines, hotels, country clubs and military installations. The Company's product is currently distributed on Japan Airlines (flights departing Hawaii), Aloha Island Air (inter-island flights) and Continental Airlines/Air Micronesia (flights departing Hawaii and all flights departing the West Coast for the Pacific). The product is also sold at the Mauna Lani Golf Course and other prestigious golf courses on the Big Island of Hawaii, as well as military commissaries and exchanges in Hawaii. The Company has appointed a military distributor and broker in California and has obtained approval for the distribution of its product in all military commissaries in California, Arizona, Utah and Nevada.

     The Company distributes its product primarily through distributors, but also utilizes brokers and in California sells directly to specialty retail chains. The Company is also considering strategic distribution alliances with other national and international beverage companies in order to take advantage of their established distribution networks.

     In Hawaii, the Company has appointed Paradise Beverages ("Paradise"), one of Hawaii's largest beer wholesalers, as its exclusive retail distributor throughout the State. The Company has also appointed several other distributors to cover food service markets in Hawaii not normally covered by Paradise. In addition, the Company recently entered into an exclusive broker agreement with a beverage broker in Hawaii to support the sales of efforts of the Company's Hawaiian distributors. See "Risk Factors--Dependence on Key Customer."

     The Company began shipping its product into California in July 1995, concentrating initially on the Los Angeles area. The Company has since expanded its West Coast presence into other parts of Southern California, the San Francisco Bay Area and Sacramento as well as into Portland and Seattle. The Company has also made limited sales in Las Vegas, and in August 1996, entered into an exclusive distributorship agreement with respect to the southern half of Nevada (including Las Vegas) with Nevada Beverage Co., the Anheuser-Busch distributor in this territory. The Company has not utilized distributorship arrangements to any significant extent in California, relying instead on direct sales to specialty supermarket chains such as Bristol Farms in Southern California and Raley's in the Bay Area. The Company has not had the financial resources to support distribution of its product through the major supermarket chains in California because of the slotting fees ("Slotting Fees") and promotional costs normally required to be paid in order to obtain shelf space for new and untested products in these chains. The Company believes that once its product has gained market recognition through the specialty retail channels it is currently utilizing, it will be better able to access these major supermarket chains. The Company currently ships approximately two mixed container-loads (1,400 cases) per month into the West Coast market (including Nevada), but believes that substantially larger sales volumes could be achieved through entry into the major supermarket network. Approximately 29.3% of the bottled water sold in the United States in 1995 was sold in California.

     In May 1996, the Company entered into an exclusive distributorship agreement with respect to the Southeastern portion of the United States (including Texas) with Aloha Products, Ltd. ("Aloha"), a distributor based in Birmingham, Alabama which specializes in Hawaiian products. To date, the Company has shipped six container-loads of product pursuant to this agreement. Aloha has received two purchase orders from Bruno's, a major Southeastern supermarket chain, totalling approximately 1,600 cases of the Company's product for sale in all 204 Bruno's stores. In the event that Aloha fails to purchase at least 252,000 cases of the Company's product in 1998, the Company will be entitled to terminate this agreement. The Company believes that this agreement will help to establish market recognition for the Company's product on a national basis.

     Internationally, the Company has distributed its product in Japan, Korea and Guam on a limited basis and began shipping product to the Middle East in July 1996. The Company initially targeted Japan as its primary overseas market because of Japan's large affluent population, growing receptivity to imported bottled water and fascination with Hawaiian culture and products. As a result, the Company applied for a "Pre-Certification" from the Japanese Ministry of Health and Welfare (the "Japanese Ministry") prior to the start of its commercial operations in order to facilitate entry into this market. The Company was granted this Pre-Certification in March 1995, the first American company ever to receive such approval. The Company commenced sales to Japan in June 1995. In October 1995, however, certain impurities were found in bottled water then being sold by numerous competitors in Japan. In response to a public outcry, the Japanese Ministry ordered a total recall of all bottled water then stocked by these competitors. Minor impurities (ultimately determined to be a fine dust created by the Company's labeller) were also found in a sampling of the Company's water. The Company immediately reconfigured its bottling line to eliminate this problem. A representative of the Japanese Ministry subsequently visited the Company's bottling facility and made no change in the certification of the Company's product. However, due to the adverse market conditions, the Company's Japanese distributor refused to accept additional shipments from the Company, and sales into Japan were temporarily halted. The Company accepted the return of the product and resold it at cost to various U.S. military bases in Japan. The Company has recently entered into a representation agreement with Nihon Valley Corporation, a Japanese corporation, as registered importer and a Japanese broker as manufacturer's representative of the Company's product in Japan. The Company has also recently entered into a consulting arrangement with the Emerald Empire Group, an international food and beverage marketing consultancy, in order to enhance the marketing of the Company's product in Japan and other Asian markets. The Company expects to resume sales to Japan in the near future and ultimately hopes to develop a major presence in this market. The Company is also negotiating with several major Korean importers concerning an exclusive agency agreement and expects to begin shipping product to Korea in 1997. The Company also hopes to begin distributing product in other major Asian markets, such as Taiwan and elsewhere in the Pacific Rim, by the end of 1997.

     In January 1996, the Company entered into an exclusive distributorship agreement with a distributor in Kuwait covering six countries in the Middle East. The Company shipped one container-load into this territory in July 1996 and a second container-load in November 1996. To date, all of the product shipped into the Middle East has been sold in Kuwait. However, the Company's distributor expects to begin selling to Saudi Arabia by the second half of 1997, and thereafter expects to enter other countries within the territory in stages over the next two years.

     All product shipped from Hawaii to the West Coast, Asia and the Middle East is transported by sea cargo. Product destined for inland portions of the United States is generally transported by rail from a West Coast port. Although transportation charges constitute a significant portion of the retail cost of bottled water, the Company is able to benefit from favorable freight rates available into the Company's principle target markets. Hawaii imports far more goods (especially from the West Coast, Japan and Korea) than it exports; therefore, freight charges on merchandise shipped from Hawaii ("backhaul") are substantially lower than on merchandise shipped into the Islands. Even merchandise shipped from Hawaii to inland destinations may benefit from favorable rates ("through fares") offered by rail carriers which contract with shippers to supply incremental cargo at a discount. As a result of favorable freight rates enjoyed by the Company, the Company believes that its transportation costs from Hawaii into other principle markets are often no higher than those incurred by competitors for shipping their product within their regional markets.

Marketing

     To date, the Company's marketing program has concentrated on selling efforts by its distributors and brokers as well as attendance at trade shows and outdoor events. Trade shows in Asia and Europe have been particularly successful in establishing contacts with distributors who have expressed interest in carrying the Company's product. The Company has also promoted its product through sales to airlines, hotels, country clubs and other such customers which enhances the visibility of the product.

     The Company has completed a product video, which is used primarily in presentations to distributors, but which is also shown on in-room video in Sheraton Hotels in Hawaii. A 30 second commercial has also been cut from this video, which has aired on local television. The Company is currently being advised on branding strategy and advertising support by com.com Inc., an advertising consultancy co-founded by Alexander Brody, one of the Company's directors. The Company's agreement with com.com Inc. has an initial term of one year, commencing August 1, 1996, and provides for a fee of $5,000 per month, plus the award of certain options, in the Company's discretion, in the event of performance above expectations by com.com. Inc. To date, no such options have been granted. See "Certain Transactions."

     To date, the Company's limited funding has not permitted it incur the substantial marketing and promotional costs necessary to obtain widespread distribution in the largest U.S. markets. In California, for example, Slotting Fees are typically required to be paid in order to obtain shelf space for new and untested products in major supermarket chains. For this reason, the Company has chosen to introduce its product in California through smaller, specialty retail chains, which do not charge these fees. The Company expects to be better able to access the major supermarket chains once its product has gained market recognition through the specialty retail channel the Company is currently utilizing. Even after access to these chains has been obtained, however, the Company expects to spend large amounts on in-store promotions and coupon programs in order to maintain shelf space and to enhance the marketing of its product.

Governmental Regulation; Quality Control

     The bottled water industry is highly regulated both in the United States and abroad. Various state and Federal regulations, designed to ensure the quality of the product and the truthfulness of its marketing claims, require the Company to monitor each aspect of its production process, including its water source, its bottling operations and its packaging and labeling practices. The Environmental Protection Agency requires a yearly analysis of the Company's water source by a certified laboratory with respect to a comprehensive list of contaminants (including herbicides, pesticides, volatile chemicals and trace metals). In addition, the Hawaii Department of Health requires weekly microbiological testing of the Company's well water and finished product, as well as monthly inspection of its production line. The Food and Drug Administration (the "FDA") also regulates the Company's packaging and labeling practices. See "Risk Factors--Governmental Regulation; Quality Control."

     Except as described above with respect to Japan (see "Distribution"), to date, the Company has not experienced any problems with regulatory requirements concerning the quality of its product. The Company's bottling facility has an on-site laboratory, where samples of its finished product are visually and chemically tested daily. In addition, the Company's production line is subject to constant visual inspection. The Company believes that it meets or exceeds all applicable regulatory standards concerning the quality of its water. The Company has met all FDA requirements for the labeling of its water as "bottled at the source" and "natural." "Bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. "Natural" signifies that the chemical composition and mineral content of the bottled water are the same as those at the source. This contrasts with "purified" water from which certain chemicals and minerals are removed by means of filtration.

     In addition to U.S. regulations, the Company must meet the requirements of foreign regulatory agencies in order to import and sell its product into other countries. These requirements are generally similar to, and in certain respects more stringent than, U.S. regulations. The Company believes that it is in compliance with applicable regulations in all foreign territories where it currently markets its product.

     Failure to meet applicable regulations in U.S. or foreign markets could lead to costly recalls, loss of certification to market product or, even in the absence of governmental action, to loss of revenue as a result of adverse market reaction to negative publicity. See "Distribution."

Competition

     The bottled water industry is highly competitive, with numerous competitors vying to differentiate themselves with respect to a product often perceived as generic by consumers. Barriers to entry may be low at certain local levels, but increase significantly at the national and international levels because of the large marketing and transportation costs associated with obtaining and maintaining a presence at such levels. See "Risk Factors--
Competition."

     The principal bases of competition in the industry are price, brand recognition, water source and packaging. The Company seeks to develop brand recognition based upon its unique water source. The Company's pricing strategy is to price its product at or slightly below the price for other premium international brands.

     The Company desires to establish its product on a national and international level. On both bases, the Company competes primarily with large, established foreign and domestic companies, all of which have significantly greater financial and other resources than the Company. The Company's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," "Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsidiary, The Perrier Group, under the "Arrowhead" and "Poland Spring" names, among others. The Company's principal domestic competitors include Crystal Geyser Water Co., a California company which distributes under the "Crystal Geyser" name, Nora Beverage Co., a Connecticut company which distributes Canadian sourced water under the "Naya" name, and Mountain Valley Water Co., an Arkansas company which distributes under the "Mountain Valley" name. Most of these national competitors seek to compete on a price basis.

     In the Hawaiian market, the Company competes primarily with Evian, Crystal Geyser and Menehune, the only other major Hawaiian producer, which sells "purified" municipal water, not "natural" or "spring" water. The Company is the only producer of natural water from Hawaii. The Company believes that it is likely to remain the only such producer, at least for some time, because of zoning, water use and other restrictions currently in effect which make development of a competing source difficult.

Employees

     The Company has five full-time employees at its executive offices in Honolulu and one full-time employee in Dana Point, California. The Company also has ten employees at its bottling facility in Kea'au, including a full-time plant manager. The other employees at Kea'au are currently employed on a part-time basis. The Company's employees are not unionized, and the Company has not experienced any work stoppages or strikes as a result of labor disputes. The Company considers its relations with its employees to be satisfactory.

Facilities

     The Company has a bottling facility in Kea'au on the Big Island of Hawaii and executive offices in Honolulu. Both of these premises are occupied pursuant to lease arrangements.

     The Company's bottling facility is located on approximately 14.5 acres of land owned by Hawaii Brewery Development Co., Inc. ("HBDC"), a principal stockholder of the Company owned by two of the Company's founders, which was originally formed for the purpose of developing a beer brewing operation on the Big Island of Hawaii. The property is located within an agricultural zone, but has been granted a Special Use Permit for water extraction and bottling operations. The facility itself consists of a 8,000 square foot concrete structure built in 1943. The building has been retrofitted by the Company for its current use, which includes the on-site bottle manufacturing operation, water bottling and packaging line, office and laboratory space and storage space for raw materials and supplies. The facility also includes a limited amount of storage space for finished goods inventory.

     The Company's bottling facility and surrounding property, including the water source and pumping equipment, are leased from HBDC pursuant to a long-term lease agreement (as amended to date, the "Lease"). The Lease provides for an initial term of 50 years commencing on October 1, 1994, which may be extended at the option of the Company for an additional 50 years. The Lease requires the Company to pay rent to HBDC on a monthly basis at a rate equal to the greater of
(i) a certain base rent (the "Base Rent"), or (ii) 2% of the Company's net revenues, as defined. The Base Rent will be $5,000 per month during the first five years of the Lease, and will adjust every five years thereafter based upon changes in the Consumer Price Index in Hawaii (as defined). The Lease entitles the Company to exclusive use of the water source; provided, however, that HBDC may draw up to 50% of the water flow for use in beer brewing or other beverage production, but may not draw water for the sale of natural water. The Company believes that even if HBDC were to draw 50% of the water flow for other such purposes, the remaining 50% would be adequate for the current and projected future needs of the Company's business. HBDC currently conducts no other activity on the leased premises, and the Company believes that HBDC has no current plans to conduct any such activity in the foreseeable future. See "Risk Factors--Lease of Key Operating Assets" and "Certain Transactions."

     The Company's headquarters are currently located in approximately 5500 square feet of office/warehouse space in Honolulu. The Company leases this space pursuant to a lease agreement providing for an initial term of three years, which may be extended, at the option of the Company, for an additional three years. The Company's rental payments under this lease agreement are approximately $3,000 per month. The Company sublets a portion of the leased premises to Hansen Juice Company, an unrelated beverage company. Pursuant to this sublease, the Company receives rental payments from its sublessee in an aggregate amount of approximately $250.00 per month.

Legal Proceedings

     The Company is not a party to any material legal proceedings.

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


                                  MANAGEMENT

Directors and Executive Officers

     The Company's current directors and executive officers and their ages, as of December 31, 1996, are as follows:

         Name               Age                  Position with Company
------------------------   ------   -------------------------------------------------
Marcus Bender  .........    47       President, Chief Executive Officer and Director
Brian Barbata  .........    51       Secretary and Director
Marc Miyahira  .........    37       Chief Financial Officer
Wayne Addison  .........    53       Vice President, Domestic Sales
Tate Robinson  .........    49       Vice President, Administration
John Mayo   ............    46       Director
Michael Chagami   ......    44       Director
Nathan Keller  .........    58       Director
Alexander Brody   ......    63       Director

     Mr. Bender has been President, Chief Executive Officer and a director of the Company since its formation in September 1994. He has also been President of Hawaii Brewery Development Co., Inc. ("HBDC"), an inactive brewery company, since its formation in 1986, and President and sole owner of Bender Consulting, Inc. ("BCI"), since its formation in March 1990. BCI provides consulting services with respect to the import and export of beverage dispensing equipment. Mr. Bender has been involved in the beverage industry in Hawaii since 1981, where he founded South Pacific Beverages, Ltd. for the purpose of importing and distributing Hinano Beer from Tahiti.

     Mr. Barbata has been Secretary and a director of the Company since its formation in September 1994. He has also been Vice President of HBDC since its formation in 1986. Mr. Barbata is President and a stockholder of Inter Island Petroleum, Inc., a Hawaii petroleum distributor. Prior to founding Inter Island Petroleum in 1988, he served in various management capacities for eight years with Pacific Resources, Inc., a major oil refining and distributing company in Hawaii. Mr. Barbata is also a director of several other privately held Hawaii companies.

     Mr. Miyahira has been Chief Financial Officer of the Company since January 1997. From June 1994 until joining the Company, he was Controller of City Mill Company, a retail home improvement chain in Honolulu, Hawaii. From July 1993 through May 1994, he was Vice President-Finance of Island Beverage Company, a beverage distribution company based in Honolulu, Hawaii. Prior thereto, he was Controller/West Coast Manager of Unicold Corporation, an operator of cold storage facilities based in Honolulu, Hawaii for more than seven years.

     Mr. Addison has been Vice President, Domestic Sales of the Company since June 1996. From 1990 until joining the Company, he was President and sole stockholder of Addison Sales & Marketing, a consulting firm to the food industry, which he founded. Mr. Addison has been engaged in sales and marketing in the food industry since 1970. He has served as President of the Southern California Food Brokers Association and also assisted in establishing the Arizona Food Brokers Association, where he was President prior to being assigned to Southern California.

     Mr. Robinson has been Vice President, Administration of the Company since its formation in September 1994. Mr. Robinson was instrumental in the design and retrofitting of the Company's bottling facility and, as part of his duties, supervises overall operations there. Prior to joining the Company, Mr. Robinson was Vice President--Operations of HBDC and Vice President--Operations of Hawaiian Water Partners for more than five years.

     Mr. Mayo has been a director of the Company since its formation in September 1994. He has been the President and principal owner of National Tire of Hawaii, Ltd. (D/B/A Lex Brodie's Tire Company), a leading tire retailer in Hawaii, for more than five years. He is also President and sole stockholder of Mayo Water Co., Inc., a holding company which holds stock in the Company.

     Mr. Chagami has been a director of the Company since August 1996. He has been Treasurer of HSC, Inc., a holding company with interests in automobile dealerships, shopping centers and financial services in Hawaii, for more than five years. HSC, Inc. is a principal stockholder of the Company.

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


     Mr. Keller has been a director of the Company since July 1996. He has been President of West Flo Inc., a California based technical and management consulting firm to the bottled water industry, since 1989. He has also been chief financial officer of Bottles Packaging, Inc., a plastic bottle manufacturer and supplier to the Company, since its formation in July 1995. See "Certain Transactions." Mr. Keller has over 30 years experience in the bottled water industry, including senior technical positions with Arrowhead Waters and Perrier Group of America.

     Mr. Brody has been a director of the Company since August 1996. Mr. Brody is currently Managing Partner of com.com Inc., an advertising consultancy, which he co-founded in July 1996. com.com Inc. is advising the Company on branding strategy and advertising support. See "Business--Marketing" and "Certain Transactions." From January 1993 through December 1995, Mr. Brody was a consultant to Ogilvy & Mather Worldwide, one of the largest advertising agencies in the world. From 1986 through December 1992, he was President of Ogilvy & Mather Worldwide, heading all of Ogilvy & Mather offices outside the United States.

     The Company's Articles of Incorporation authorize a Board of Directors consisting of not less than four (4) members, the exact number to be determined from time to time by the Board of Directors. The number of directors is currently fixed at six. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Except as otherwise described above, each current director of the Company was elected at the Company's last Annual Meeting of Stockholders held on June 5, 1996. All officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors or executive officers.

Executive Compensation

     Summary Compensation Table. The following table sets forth certain information with respect to the compensation paid or accrued by the Company to its Chief Executive Officer for services rendered to the Company during the fiscal years ended December 31, 1996 and 1995, respectively. No other executive officer received compensation in excess of $100,000.

                                                                            Long-Term
                                                                           Compensation
                                                Annual Compensation          Awards
                                            ----------------------------   --------------
                                                                           Securities
                                                                           Underlying        All other
 Name and Principal Position       Year         Salary           Bonus       Options        Compensation
-------------------------------   -------   -----------------   --------   --------------   --------------
Marcus Bender   ...............    1996         $  126,250(1)      (2)       150,000(3)             --
 President and Chief Executive
 Officer                           1995             85,000(4)     --              --                --

------------
(1) As of October 10, 1996, Mr. Bender's salary was increased from the annual rate of $120,000 to $150,000.

(2) Mr. Bender is entitled to an annual bonus of up to $100,000 in the event that the Company meets certain performance goals to be established by the Board. No portion of this bonus was paid or accrued in 1996.

(3) Subject to vesting. Fifty thousand options vest on each of the first, second and third anniversaries of the effective date of the employment agreement described below, provided that such employment agreement has not then been terminated for any reason.

(4) As of August 1, 1995, Mr. Bender's salary was increased from the annual rate of $60,000 to $120,000.

                     Option/SAR Grants in Last Fiscal Year

                                              Individual Grants
                                              -----------------
                                    Number of
                                    Securities      % of Total
                                    Underlying      Options/SARs
                                    Options/        Granted to
                                    SARs            Employees in      Exercise or Base      Expiration
Name                                Granted         Fiscal Year       Price ($/Sh)          Date
--------------------------------   -------------   ---------------   -------------------   ------------------
Marcus Bender ..................     150,000          75%(1)             $4.00(2)           October 10, 2001
President and
 Chief Executive Officer

------------
(1) Options to purchase an additional 50,000 shares of Common Stock granted to the Company's then Chief Financial Officer during fiscal 1996 expired unvested upon such officer's resignation in December 1996.

(2) Subject to adjustment so as to equal the public offering price per Unit in this Offering.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                     Values

     The following table sets forth information with respect to unexercised options to purchase Common Stock held by the Chief Executive Officer at December 31, 1996. No executive officer exercised any stock options during the fiscal year ended December 31, 1996. Except for the Chief Executive Officer, no other executive officer held unexercised options at December 31, 1996.

                                         Number of Unexercised               Value of Unexercised
                                             Options Held                    In-The-Money Options
                                   ---------------------------------   --------------------------------
Name                                Exercisable      Unexercisable      Exercisable      Unexercisable
--------------------------------   --------------   ----------------   --------------   ---------------
Marcus Bender ..................        --             150,000              --               (1)
President and
 Chief Executive Officer

(1) The stock options are exercisable at an exercise price equal to the initial public offering price of the Units offered hereby. Such options were not in-the-money at December 31, 1996.

     Employment Agreement.

     In October 1996, the Company entered into an employment agreement with Marcus Bender, pursuant to which Mr. Bender is employed as the Company's President and Chief Executive Officer for a five year term. Pursuant to this employment agreement, Mr. Bender is entitled to receive salary at an initial annual rate of $150,000, plus up to $100,000 in annual bonus compensation in the event that the Company meets certain performance goals to be established by the Board of Directors. The Company has also granted Mr. Bender options to purchase an aggregate of 150,000 shares of Common Stock at an exercise price equal to $4.00 per share (subject to adjustment). These options vest at the rate of 50,000 per year over the first three years of the employment term. Mr. Bender has agreed to devote his full working time and best efforts to the performance of his duties on behalf of the Company. Mr. Bender has agreed not to compete with the Company in the sale of natural water for a period of two years following termination of the employment agreement.

     Consulting Agreement.

     In October 1995, the Company entered into a consulting agreement (the "Consulting Agreement") with David R. Shriner, pursuant to which Mr. Shriner was engaged to evaluate the Company's capital structure and requirements, to evaluate potential acquisition or joint venture candidates and to provide other strategic planning services for the Company. Pursuant to the Consulting Agreement, the Company agreed to pay Mr. Shriner aggregate fees of $120,000, payable in installments as follows: $45,000 on August 15, 1996, $25,000 on October 15, 1996, and the balance of $50,000 on January 15, 1997. The installments due on October 15, 1996 and January 15, 1997 have not yet been paid.

     Stock Option Plan.

     The Company currently has no formal stock option plan, although the Board of Directors has reserved 1,000,000 shares of Common Stock for issuance upon the exercise of stock options which may be granted from time to time to directors, officers, employees and consultants of the Company. The Company has granted 150,000 of such options to its Chief Executive Officer in connection with his employment agreement and an additional 75,000 options to its Chief Financial Officer. None of such options are currently vested. See "--Employment Agreement." The Company expects to adopt a formal stock option plan following the completion of this Offering.

     Compensation of Directors.

     Directors of the Company do not receive any cash compensation for service on the Board of Directors or any committee thereof. However, directors are entitled to be reimbursed by the Company for their expenses in connection with attendance at Board or committee meetings.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock, as of May 1, 1997, by (i) each stockholders who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, the only class of the Company's capital stock currently outstanding, (ii) each director and executive officer of the Company who owns any shares of Common Stock, and (iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                    Shares of Common Stock
Name and Address(1)                 Beneficially Owned(2)              Percent of Common Stock
---------------------------------   ------------------------   ---------------------------------------
                                                               Prior to Offering      After Offering
                                                               --------------------   ----------------
Hawaii Brewery                                 729,264                  45.60                20.26
Development Co., Inc.(3)
HSC, Inc.(4)                                   429,056                  26.83                11.92
 345 Kekuanoa Street
 Hilo, HI 96721
Mayo Water Co., Inc.(5)                        160,901                  10.06                 4.47
 701 Queen Street
 Honolulu, HI 96813
Jim Ed Norman                                  160,901                  10.06                 4.47
 20 Music Square East
 Nashville, TN 37203-4326
Keijiro Sorimachi                              119,090                   7.45                 3.31
 101 Aupuni Street, Suite 1001
 Hilo, HI 96720
Marcus Bender(3)                               729,264                  45.60                20.26
Brian Barbata(3)                               729,264                  45.60                20.26
Richard Henderson(4)                           429,056                  26.83                11.92
Michael Chagami(6)                             429,056                  26.83                11.92
John Mayo(5)                                   160,901                  10.06                 4.47
All directors and executive                  1,319,221                  82.49                36.65
officers as a group (9 persons)

--------------------
(1) Except as otherwise indicated, the address of each stockholder listed above is c/o Hawaiian Natural Water Company, Inc., 248 Mokauea Street, Honolulu, Hawaii 96819.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Hawaii Brewery Development Co., Inc. ("HBDC") is owned 50% by Marcus Bender and 50% by Brian Barbata. Messrs. Bender and Barbata are directors and Mr. Bender is an executive officer of the Company. Each of Messrs. Bender and Barbata may be deemed the beneficial owner of the shares held by HBDC. Other than through HBDC, neither of Messrs. Bender and Barbata owns any capital stock of the Company.

(4) HSC, Inc. ("HSC") is majority owned by Richard Henderson. Mr. Henderson may be deemed the beneficial owner of the shares held by HSC. Other than through HSC, Mr. Henderson does not own any capital stock of the Company.

(5) Mayo Water Co., Inc. ("MWC") is wholly owned by John Mayo, a director of the Company. Mr. Mayo may be deemed the beneficial owner of the shares held by MWC. Other than through MWC, Mr. Mayo does not own any capital stock of the Company.

(6) As a director of HSC, Mr. Chagami shares the power to vote and dispose of the shares of Common Stock held by HSC. Therefore he may be deemed the beneficial owner of these shares.

                            SELLING SECURITYHOLDERS

     An aggregate of 643,500 Selling Securityholders Warrants (identical to the Redeemable Warrants) which will be issued to certain Selling Securityholders in exchange for the Bridge Warrants, together with 643,500 shares of Common Stock issuable upon exercise of such Selling Securityholders Warrants, are being offered hereby, at the expense of the Company, for the account of the Selling Securityholders. See "Securities Eligible for Future Sale." The Bridge Warrants were issued as part of the Bridge Financing. In connection with the Bridge Financing, the Company paid to the Underwriter, as placement agent, $150,000 in cash as commissions and a non-accountable expense allowance of $45,000. The Company also issued to the Placement Agent warrants (the "Placement Agent Warrants") to purchase 150,000 shares of Common Stock at an exercise price of $1.50 per share exercisable for four years commencing October 10, 1997. The Placement Agent Warrants have been canceled. Sales of such Selling Securityholders Warrants and the underlying shares of Common Stock may depress the price of the Common Stock or Redeemable Warrants in any market that may develop for such securities.

     The following table set forth information with respect to persons for whom the Company is registering the Selling Securityholders Warrants and the underlying Selling Securityholders Shares for resale to the public in the Concurrent Offering. Beneficial ownership of Redeemable Warrants and Common Stock by such Selling Securityholders after the Offering will depend on the number of securities sold by each Selling Securityholders in the Concurrent Offering.

                                                   Redeemable Warrants(1)                        Common Stock(1)
                                          -----------------------------------------  ----------------------------------------
                                              Number of
                                              Redeemable                                 Number of
                                            Warrants Owned                             Common Stock
                                             Prior to and                             Owned Prior to
                                          Registered in the      Percent of Class    and Registered in      Percent of Class
                                              Concurrent            after the          the Concurrent          after the
Selling Securityholder                         Offering            Offerings(2)           Offering           Offerings(3)
----------------------------------------  --------------------  -------------------  --------------------  ------------------
Stanley S. Arkin                                   28,700              1.08%                   28,700               *
Louis A. and Madeline Best, JTWROS                 50,000              1.89                   50,000               *
Delaware Charter Guarantee & Trust Co.             25,000               *                     25,000               *
 FBO Laurence Heller IRA Rollover
Isaack R. Dweck                                    25,000               *                     25,000               *
Jerry Finkelstein                                  50,000              1.89                   50,000               *
Charles Johnston                                   12,500               *                     12,500               *
Jack A. Kaster                                     25,000               *                     25,000               *
Ralph K. Kato                                      50,000              1.89                   50,000               *
J. D. Kosmo                                        12,500               *                     12,500               *
Daniel R. Lee                                      57,400              2.17                   57,400               *
Barry J. Lind Revocable Trust                      28,700              1.08                   28,700               *
Barry J. Lind/Neil G. Bluhm,                       28,700              1.08                   28,700               *
 tenants in common
Christian Ludwigsen                                12,500               *                     12,500               *
Peter Maher and Patricia Maher, JTWROS             25,000               *                     25,000               *
Daniel and Dianne Minc, JTWROS                     12,500               *                     12,500               *
Frank C. Rathje                                    25,000               *                     25,000               *
Dawn Roccaro                                       12,500               *                     12,500               *
Peter G. Roehl                                    125,000              4.72                  125,000              2.0
Gail Reich                                         12,500               *                     12,500               *
Richard S. Simms II, Keogh                         12,500               *                     12,500               *
Richard B. Schechter                               12,500               *                     12,500               *
                                                 --------            --------               --------            --------
TOTAL                                             643,500             24.34%                 643,500             10.30%
                                                 ========            ========               ========            ========

------------
* Less than one percent (1%)

(1) Assumes no purchase by any Selling Securityholder of Common Stock or Redeemable Warrants offered in the Offering. The Offering and the Concurrent Offering are referred to as the "Offerings."
(2) Assumes none of the Selling Securityholders Warrants have been exercised and is therefore based upon 2,643,500 Redeemable Warrants outstanding after the Offerings. Assumes no Selling Securityholders Warrants have been sold by any Selling Securityholder.
(3) Assumes the exercise of all Redeemable Warrants, including the 643,500 Selling Securityholders Warrants, and is therefore based upon 6,242,712 shares of Common Stock outstanding after the Offerings and such exercise. Assumes no shares of Common Stock have been sold by any Selling Securityholder.

     There are no material relationships between any of the Selling Securityholders and the Company. The securities offered by the Selling Securityholders are not being underwritten by the Underwriter. Each Selling Securityholder currently maintains a brokerage account with the Underwriter subject to the terms and conditions of the Underwriter's standard brokerage account agreement pursuant to which the Underwriter provides brokerage services to such individuals/entities. None of these accounts is discretionary. Other than as described herein, there are no other current or future plans, proposals, agreements, arrangements or understandings of the Underwriter or known to the Underwriter with respect to engaging in transactions with or by the Selling Securityholders in connection with the sale of their securities. The Selling Securityholders have agreed not to sell or otherwise dispose of any of the Selling Securityholders Warrants or Selling Securityholders Shares for a period of 12 months from the date hereof and thereafter for an additional six months without the prior consent of the Underwriter. In addition, the Selling Securityholders have agreed that, for a period of two years from the date hereof, they will not sell such securities other than through the Underwriter and that, upon any such sale, they will compensate the Underwriter in accordance with its customary compensation practices. Subject to these restrictions, the Company anticipates that sales of the Selling Securityholders Warrants or the underlying Selling Securityholders Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Selling Securityholders Warrants or Selling Securityholders Shares directly to purchasers or through broker-dealers that may act as agent or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from the purchasers of the Selling Securityholders Warrants or the Selling Securityholders Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the Selling Securityholders Warrants or Selling Securityholders Shares as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Selling Securityholders Warrants or Selling Securityholders Shares by the holders thereof, although the Company will receive proceeds from any exercise of the Selling Securityholders Warrants. Sales of the Selling Securityholders Warrants or Selling Securityholders Shares by the holders thereof, or even the potential of such sales, could have an adverse effect on the market price of the Units, the Redeemable Warrants and Common Stock.

     At the time a particular offer of Selling Securityholders Warrants or the Selling Securityholders Shares is made, except as herein contemplated, by or on behalf of a Selling Securityholders, to the extent required, a Prospectus will be distributed which will set forth the number of Selling Securityholders Warrants or Selling Securityholders Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the securities purchased and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provision may limit the timing of purchases and sales of such securities by the Selling Securityholders.

                             CERTAIN TRANSACTIONS

     The Company has been substantially dependent upon equity investments, loans and guarantees from its stockholders or their affiliates in order to finance its operations. In May 1995, Inter Island Petroleum, Inc., a company of which Brian Barbata, a director of the Company, is President and a stockholder, loaned the Company $100,000. This loan bears interest at the annual rate of 12% and was originally due in June 1995. The Company repaid $50,000 in principal plus accrued interest thereon (approximately $12,000) out of the proceeds of the Bridge Financing and agreed to repay the balance of this loan, plus all accrued interest, out of the proceeds of this Offering. See "Use of Proceeds." Certain directors and an affiliate of the Company are personal guarantors of this indebtedness and the Company's $200,000 equipment lease agreement with First Hawaiian Leasing, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     In July 1995, certain stockholders of the Company made an equity contribution to the Company in the aggregate amount of $65,800, in exchange for an aggregate of 237,912 shares of Common Stock. In September 1995, all of the stockholders of the Company made an additional equity contribution, on a pro rata basis, in the aggregate amount of $92,159, in exchange for an aggregate of 333,229 shares of Common Stock. In February 1996, Marcus Bender, the Company's President, loaned the Company $10,000 on an interest free basis in order to meet certain then current obligations. The Company repaid $4,500 of this loan in March 1996, and repaid the balance in April 1996. In March 1996, HSC advanced the Company $40,000 on an interest free basis. In April 1996, HSC loaned the Company an additional $67,320, and the earlier $40,000 advance was converted into an interest bearing loan on the same terms. HBDC also loaned the Company $182,400 in April 1996. These loans bear interest at an annual rate of 12% and are due in April 1997 or, if earlier, upon consummation of this Offering. In July and August 1996, HBDC and HSC loaned the Company an additional $42,985 and $25,284, respectively, and Mayo Water Co., Inc. ("MWC"), a corporation wholly owned by John Mayo, a director of the Company, loaned the Company $49,726. In February 1997, HSC, MWC and HBDC made further loans to the Company in the amount of $24,500, $11,922 and $38,578, respectively. All of these loans bear interest at an annual rate of 12% and are due in April 1997 or, if earlier, upon consummation of this Offering. In July, August and September 1996, HSC, MWC and HBDC advanced the Company an aggregate of $90,272 on an unsecured, non-interest bearing basis. These advances were repaid out of the proceeds of the Bridge Financing. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

     The Company leases its bottling facility and rights to use of its water source pursuant to a long-term lease agreement with HBDC. HBDC is jointly owned by Marcus Bender and Brian Barbata, two of the Company's directors and executive officers. See "Risk Factors--Lease of Key Operating Assets" and
"Business--Facilities."

     In 1995, the Company purchased certain equipment for use in the Company's bottling operations from a company wholly owned by Mr. Bender for an aggregate of $25,000.

     In December 1995, the Company entered into a Blow Molding Agreement with Bottles Packaging, Inc. ("BPI"), a California bottle manufacturer. Nathan Keller, a director of the Company since July 1996, is the chief financial officer of BPI. The Company has agreed in principle to purchase the bottling equipment subject to the Blow Molding Agreement from BPI for aggregate payments over five years of $1,200,000, and, if such purchase is consummated, the Company will use up to $375,000 of the net proceeds of this Offering as an initial payment toward such purchase. The price and other terms of such possible purchase are being determined by negotiation between the Company and BPI. The final terms of this arrangement will be approved by a majority of the Company's directors, excluding Mr. Keller. There can be no assurance that this purchase will be consummated on terms no less favorable then could have been obtained from an unaffiliated third party, if at all. See "Business--
Bottling Operations."

     In July 1996, the Company entered into a one year agreement with com.com Inc, pursuant to which com.com Inc. was engaged to advise the Company on branding strategy and advertising support. This agreement provides for a fee of $5,000 per month, plus the award of certain stock options, in the Company's discretion, based upon performance. To date, no such options have been granted. See "Business--Marketing." Alexander Brody is Managing Partner of com.com Inc. In August 1996, Mr. Brody was elected a director of the Company.

     Management believes that each of the transactions described above was effected on terms no less favorable to the Company than would have been available from unaffiliated third parties. All future transactions between the Company and any of its officers, directors, principal stockholders and their affiliates, including loan transactions, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, $1.00 par value. As of the date hereof, the Company has outstanding 1,599,212 shares of Common Stock held of record by five stockholders. No shares of Preferred Stock are outstanding. All outstanding shares of capital stock of the Company are fully paid and non-assessable.

Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Pursuant to applicable provisions of Hawaii law, stockholders of the Company are entitled to cumulate their votes in the election of directors upon delivery of a written request thereof to any officer of the Company at least 48 hours prior to the date of any annual or special meeting at which directors are to be elected; provided, however, that this right may be restricted, qualified or eliminated by a provision of the Company's Articles of Incorporation or By-Laws, if the Company has a class of equity securities registered pursuant to the Exchange Act which are either listed on a national securities exchange or traded on the National Market System of Nasdaq (the "NMS"). The Company has adopted a provision in its By-Laws eliminating this right, which provision will take effect at such time as the Company has a class of equity securities listed on a national securities exchange or traded on the NMS. The Company will not have a class of equity securities listed on a national securities exchange or traded on the NMS upon completion of this Offering, and there can be no assurance that any class of the Company's equity securities will ever be so listed or traded. Therefore, stockholders of the Company may be entitled to cumulate their votes in the election of directors indefinitely.

     Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their shares into any other securities.

Preferred Stock

     The Preferred Stock may be issued in one or more series from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Such undesignated shares could also be used as an anti-takeover device by the Company since they could be issued with "super-voting rights" and placed in the control of parties friendly to the current management. The Company has no present plans to issue any of the undesignated shares.

The Units

     Each Unit consists of one share of Common Stock and one Redeemable Warrant, which entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $6.00 per share, subject to adjustment. The shares of Common Stock and Redeemable Warrants comprising the Units will be detachable and separately tradeable upon issuance. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30-day period commencing on the date of this Prospectus.

The Redeemable Warrants

     The Redeemable Warrants, including the Selling Securityholders Warrants, will be issued under and subject to the terms of a Warrant Agreement (the "Warrant Agreement") dated as of the date hereof between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). Set forth below is a summary of certain provisions of the Warrant Agreement. Such summary does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Warrant Agreement. A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     General. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $6.00 per share, subject to adjustment, at any time following the date of issuance until 5:00 p.m. New York time, on May 13, 2002 (the "Expiration Date"), unless previously redeemed. Each Redeemable Warrant will be issued in registered form and will be transferable from and after the date of issuance and prior to the Expiration Date. Warrantholders are not entitled, by virtue of being Warrantholders, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as stockholders of the Company. Commencing May 14, 1998, the Company will have the right to redeem all, but not less than all, of the Redeemable Warrants at a price of $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the Company shall have obtained the written consent of Joseph Stevens & Company, Inc. (the "Underwriter"), and the average closing bid price of the Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

     Adjustments. The exercise price of the Redeemable Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through a recapitalization resulting from a stock split or combination. The remaining shares of Common Stock still subject to the Warrant and the purchase price thereof will be appropriately adjusted by the Company.

     Amendments. The Board of Directors of the Company, in its discretion, may amend the terms of the Redeemable Warrants to, among other things, reduce the exercise price; provided, however, that no amendment adversely affecting the rights of the holders of the Redeemable Warrants may be made without the approval of the holders of not less than a majority of the Redeemable Warrants then outstanding.

     Exercise of Redeemable Warrants. The Redeemable Warrants may be exercised by surrendering to the Warrant Agent the warrant certificate evidencing the Warrant, duly executed by the Warrantholder or his duly authorized agent and indicating such Warrantholder's election to exercise all or a portion of the Redeemable Warrants evidenced by such warrant certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate exercise price of the Redeemable Warrants to be exercised, which payment may be made, at the Warrantholder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing. A current Prospectus must be in effect in order for holders of Redeemable Warrants to exercise such Redeemable Warrants. Pursuant to the terms of the Warrant Agreement, the Company has agreed to maintain a current Prospectus in effect until the Expiration Date, subject to certain exceptions.

     Upon receipt of duly executed Redeemable Warrants and payment of the exercise price, the Company shall issue and cause to be delivered, to or upon the written order of exercising Warrantholders, certificates representing the number of shares of Common Stock so purchased. if fewer than all of the Redeemable Warrants evidenced by any warrant certificate are exercised, a new warrant certificate evidencing the Redeemable Warrants remaining unexercised will be issued to the Warrantholder.

     The Company has authorized and will reserve for issuance a number of shares of Common Stock sufficient to provide for the exercise of all Redeemable Warrants. When delivered in accordance with the Warrant Agreement, such shares will be fully paid and non-assessable.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock of the Company is Continental Stock Transfer & Trust Company, New York, New York.

                      SECURITIES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding an aggregate of 3,599,212 shares of Common Stock assuming (i) the issuance by the Company of 2,000,000 shares of Common Stock included in the Units offered hereby, (ii) no issuance of shares of Common Stock relating to outstanding warrants to purchase Common Stock, and (iii) no exercise of outstanding options to purchase Common Stock. Of these shares, the 2,000,000 shares included in the Units will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by Affiliates of the Company (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder).

     The remaining 1,599,212 shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. All of these shares will become eligible for sale in the public market under Rule 144 90 days after the date hereof; however, all of these shares are subject to lock-up agreements and will be subject to restrictions on sale until the expiration of the Lock-up Period, unless released therefrom by the Underwriter.

     The Redeemable Warrants underlying the Units offered hereby and the shares of Common Stock underlying such Redeemable Warrants, upon exercise thereof, will be freely tradable without restriction under the Securities Act, except for any Redeemable Warrants or shares of Common Stock purchased by an Affiliate, which will be subject to the resale limitation of Rule 144 under the Securities Act. In addition, 643,500 Selling Securityholders Warrants and 643,500 Selling Securityholders Shares are being registered in the Concurrent Offering. The Selling Securityholders have agreed not to transfer such securities for a period of 12 months from the date hereof, and thereafter such securities may not be sold for an additional six months without the prior written consent of the Underwriter. An appropriate legend shall be marked on the face of the certificates representing such securities.

     In addition, without the consent of the Underwriter, the Company has agreed not to sell or offer for sale any of its securities during the Lock-up Period, except pursuant to outstanding options and warrants and pursuant to the Company's existing option plans and no option shall have an exercise price that is less than the fair market value per share of Common Stock on the date of grant. An appropriate legend shall be marked on the face of certificates representing all such securities.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 35,992 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144 without regard to the requirements described above. To the extent that shares were acquired from an Affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the Affiliate.

     Sales of substantial amount of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

     Joseph Stevens & Company, Inc. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, on a firm commitment basis, all of the Units offered by the Company hereby.

     The Company has been advised by the Underwriter that the Underwriter initially proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $.10 per Unit, of which amount an amount not in excess of $.04 per Unit may in turn be reallowed by such dealers to other dealers. After the commencement of the Offering, the public offering price, concessions and reallowances may be changed. The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriter to exceed five percent of the securities offered by the Company hereby.

     The Company has granted to the Underwriter an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 300,000 Units on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Units underwritten, $25,000 of which has been paid to date.

     Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Redeemable Warrants in connection with bona fide services provided by the Underwriter relating to any warrant solicitation. In addition, the individual must designate the firm entitled to such warrant solicitation fee. If the individual fails to designate the firm entitled to such warrant solicitation fee, it shall be presumed that such exercise was unsolicited. Additionally, no compensation will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower that the exercise price of the Redeemable Warrants, (b) the Redeemable Warrants were held in a discretionary account or (c) the Redeemable Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from its Rule 101 under Regulation M promulgated under the Securities Act, the Underwriter will be prohibited from engaging in any market making activities with regard to the Company's securities for the period from five business days (or such applicable periods as Rule 101 under Regulation M may provide) prior to any solicitation of the exercise of the Redeemable Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's Units, Common Stock or Redeemable Warrants during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 101 under Regulation M during the period described above, the Underwriter undertakes to waive unconditionally its rights to receive a commission on the exercise of such Redeemable Warrants.

     All of the holders of the issued and outstanding shares of Common Stock prior to the Offering have agreed (i) not to transfer any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase of subscribe for any shares of Common Stock during the Lock-up Period, without the prior written consent of the Underwriter and (ii) that, for 24 months following the effective date of the Registration Statement, any sales of the Company's securities shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal of agency basis. An appropriate legend shall be marked on the face of certificates representing all such securities.

     In connection with the Offering, the Company has agreed to issue and sell to the Underwriter and/or its designees, at the closing of this Offering, for nominal consideration, the Underwriter's Warrants to purchase 200,000 shares of Common Stock. The Underwriter's Warrants are exercisable at a price of $6.60 per share at any time during a period of four years commencing twelve months after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the Underwriter. The shares of Common Stock issuable upon the exercise of the Underwriter's Warrants are identical to those offered to the public. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of shares of Common Stock under certain circumstances. The Underwriter's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration, at the Company's expense, with respect to the securities underlying the Underwriter's Warrants. The National Association of Securities Dealers, Inc. (the "NASD") has determined that an aggregate of 181,000 Selling Securityholders Warrants to be received by six Selling Securityholders constitute underwriting compensation in connection with this Offering. The Selling Securityholders Warrants have terms identical to the terms of the Redeemable Warrants underlying the Units offered hereby, including but not limited to, an exercise price per share equal to 150% of the initial public offering price per Unit. The holders of such Selling Securityholders Warrants have each agreed not to sell, grant an option for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of their respective Selling Securityholders Warrants or the shares of Common Stock underlying such Selling Securityholders Warrants for a period of 12 months following the date hereof and thereafter for an additional six months without the prior written consent of the Underwriter.

     In connection with the Bridge Financing, the Company paid to the Underwriter, as placement agent, $150,000 in cash as commissions and a non-accountable expense allowance of $45,000. The Company also issued to the Placement Agent warrants (the "Placement Agent Warrants") to purchase 150,000 shares of Common Stock at an exercise price of $1.50 per share exercisable for four years commencing October 10, 1997. The Placement Agent Warrants have been canceled.

     The Company has agreed that for five years from the effective date of the Registration Statement, the Underwriter may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Underwriter elects not to exercise its Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of five years. The Company has agreed to reimburse the Underwriter's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors. Pursuant to the Financial Advisory and Consulting Agreement, the Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of 24 months from the date hereof. The Company has agreed to compensate Joseph Stevens & Company, Inc. during the 60 month period from the date hereof for any advice furnished in connection with acquisitions or mergers, joint ventures, license and royalty agreements and other financings, other than the private or public sale of the Company's securities for cash. The amount of compensation Joseph Stevens & Company, Inc. shall receive shall be dependent upon the value of consideration involved in the business transaction for which advice is rendered. The Company has further agreed to indemnify and hold harmless Joseph Stevens & Company, Inc. from all liabilities which are related to or arise from any actions taken or omitted to be taken in connection with Joseph Stevens & Company, Inc.'s engagement as a consultant pursuant to the Financial Advisory and Consulting Agreement.

     In April 1997, the Underwriter loaned the Company $100,000 on a short-term basis in order to enable the Company to meet its working capital requirements pending the closing of this Offering. This loan bears interest at the rate of 10% per annum and is due and payable in full on July 15, 1997 or, if earlier, upon the closing of any sale of securities or other financing (including this Offering) from which the Company receives gross proceeds of at least $100,000.

     Prior to this Offering, there has been no public market for the Units, the Common Stock, or the Redeemable Warrants. Accordingly, the initial public offering price of the Units and the terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter. The factors considered in determining such prices and terms, in addition to the prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.

     The Underwriter commenced operations in May 1994 and therefore does not have extensive expertise as an underwriter of public offerings of securities. In addition, the Underwriter is a relatively small firm and no assurance can be given that the Underwriter will be able to participate as a market maker in the Units, the Common Stock or in the Redeemable Warrants, and no assurance can be given that any broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. The Underwriter has acted as managing underwriter of nine public offerings. See "Risk Factors -- Underwriter's Lack of Experience; Underwriter's Potential Influence on the Market."

     In connection with this Offering, the Underwriter and certain selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the Units, the Common Stock and/or the Redeemable Warrants (the "Securities"). Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Securities for the purpose of stabilizing their respective market prices. The Underwriter also may create a short position for the account of the Underwriter by selling more Securities in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position, up to 300,000 Units, by exercising the Over-Allotment Option referred to above. In addition, the Underwriter may impose "penalty bids" under contractual arrangements with dealers whereby it may reclaim from a dealer participating in the Offering for the account of the Underwriter, the selling concession with respect to the Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Available Information."

                                 LEGAL MATTERS

     The validity of the Units offered hereby have been passed upon for the Company by Graham & James LLP, Los Angeles, California. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriter in connection with the Offering.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph which states that there is substantial doubt about the Company's ability to continue as a going concern.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2, including amendments thereto, relating to the Units offered hereby, the Common Stock and Redeemable Warrants included therein, the Selling Securityholders Warrants, the Common Stock underlying each of the Redeemable Warrants and the Selling Securityholders Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; however, all material information with respect to such contracts and documents are disclosed in this Prospectus. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Units, the Common Stock and the Redeemable Warrants with annual reports containing, among other information, audited financial statements certified by an independent accounting firm. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants   ..........................................    F-2
Balance Sheet -- December 31, 1996   ................................................    F-3
Statements of Operations For the Years Ended December 31, 1995 and 1996  ............    F-4
Statements of Stockholders' Deficit for the Years Ended December 31, 1995 and 1996       F-5
Statements of Cash Flows for the Years Ended December 31, 1995 and 1996  ............    F-6
Notes to Financial Statements -- December 31, 1996  .................................    F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Hawaiian Natural Water Company, Inc.:

We have audited the accompanying balance sheet of HAWAIIAN NATURAL WATER COMPANY, INC., (a Hawaii corporation) as of December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Natural Water Company, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the accumulated deficit, negative cash flows from operations, significant liabilities and the need for additional capital raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
                                          /s/ ARTHUR ANDERSEN LLP
Honolulu, Hawaii
March 5, 1997

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                      BALANCE SHEET -- DECEMBER 31, 1996
                                    ASSETS

CURRENT ASSETS:
 Cash  ..........................................................................      $   89,335
 Inventories    .................................................................         156,570
 Trade Accounts Receivable  .....................................................          53,515
 Prepaid Expenses  ..............................................................           7,945
                                                                                        ---------
     Total Current Assets    ....................................................         307,365
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of
 $112,110 .......................................................................         441,352
ORGANIZATIONAL COSTS, net of accumulated amortization of $2,029 .................           2,480
DEFERRED CHARGES AND OTHER, net of accumulated amortization of $82,056...........         441,196
                                                                                        ----------
     Total Assets   .............................................................       $1,192,393
                                                                                        ==========


                                  LIABILITIES

CURRENT LIABILITIES:
 Accounts Payable    ............................................................     $    331,370
 Notes Payable to Related Parties   .............................................          496,393
 Notes Payable ..................................................................        1,467,561
 Accrued Expenses and Other Current Liabilities    ..............................          156,751
 Deferred Compensation  .........................................................           32,500
 Capital Lease Obligation -- Current Portion    .................................           38,264
                                                                                        ----------
     Total Current Liabilities    ...............................................        2,522,839
CAPITAL LEASE OBLIGATION -- Net of Current Portion    ...........................           87,476
                                                                                        ----------
     Total Liabilities   ........................................................        2,610,315
                                                                                        ----------
COMMITMENTS AND CONTINGENCIES
                                       STOCKHOLDERS' DEFICIT
STOCKHOLDERS' DEFICIT:
 Preferred Stock, $1 par value, 5,000,000 shares authorized, no shares issued or
   outstanding   ..................................................................             --
 Common Stock, no par; 20,000,000 shares authorized; 1,599,212 shares issued and
   outstanding, including warrants ................................................        629,793
 Accumulated Deficit    .........................................................       (2,047,715)
                                                                                        ----------
     Total Stockholders' Deficit  .................................................     (1,417,922)
                                                                                        ----------
     Total Liabilities and Stockholders' Deficit    ...............................   $  1,192,393
                                                                                        ==========

       The accompanying notes are an integral part of this balance sheet.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                           STATEMENTS OF OPERATIONS
                              FOR THE YEARS ENDED
                          DECEMBER 31, 1995 AND 1996

                                                              1995             1996
                                                           -------------   ----------------
NET SALES  .............................................     $   588,920     $     866,060
COST OF SALES    .......................................         620,593           754,159
                                                              -----------     -------------
 Gross Margin    .......................................         (31,673)          111,901
                                                              -----------     -------------
EXPENSES:
 General and Administrative  ...........................         437,289           787,592
 Selling and Marketing    ..............................         220,651           264,617
                                                              -----------     -------------
                                                                 657,940         1,052,209
                                                              -----------     -------------
OTHER INCOME (EXPENSE):
 Interest and Rental Income  ...........................           2,179               722
 Interest Expense   ....................................         (53,440)         (248,165)
                                                              -----------     -------------
                                                                 (51,261)         (247,443)
                                                              -----------     -------------
 Net Loss  .............................................     $  (740,874)    $  (1,187,751)
                                                              ===========     =============
 Net Loss per common and common equivalent share  ......     $     (0.62)    $       (0.74)
                                                              ===========     =============


   The accompanying notes are an integral part of these financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                       Common Stock               Preferred Stock
                                 -------------------------- ------------------------------
                                 Number of                  Number of
                                   Shares       Amount        Shares         Amount
                                 ------------  -----------  ------------  --------------
BALANCE AT
 DECEMBER 31, 1994    .........     639,071     $  51,000        222,286    $   233,334
 Issuance of shares --
   July 1, 1995   .............     237,912        65,800             --             --
 Issuance of shares --
   October 1, 1995   ..........     333,229        92,159             --             --
 Collection of stock
   subscriptions receivable --
   March 1, 1995  .............          --            --        166,714             --
 Preferred dividends  .........          --            --             --             --
 Net loss    ..................          --            --             --             --
                                  ----------    ----------    ----------     -----------
BALANCE AT
 DECEMBER 31, 1995    .........   1,210,212       208,959        389,000        233,334
 Conversion of preferred stock
   to common stock --
   October 10, 1996  ..........     389,000       233,334       (389,000)      (233,334)
 Issuance of common stock
   warrants -- October 10,
   1996  ......................          --            --             --             --
 Preferred dividends  .........          --            --             --             --
 Net loss    ..................          --            --             --             --
                                  ----------    ----------    ----------     -----------
BALANCE AT
 DECEMBER 31, 1996    .........   1,599,212     $ 442,293             --    $        --
                                  ==========    ==========    ==========     ===========

                          [RESTUBBED FORM TABLE ABOVE]

                                                    Common Stock Warrants
                                                   --------------------------
                                     Stock                                                          Total
                                 Subscriptions     Number of                   Accumulated      Stockholders'
                                   Receivable       Warrants      Amount         Deficit           Deficit
                                 ----------------  ------------  ----------  -----------------  ---------------
BALANCE AT
 DECEMBER 31, 1994    .........        $(100,000)           --    $     --     $      (84,316)   $     100,018
 Issuance of shares --
   July 1, 1995   .............               --            --          --                 --           65,800
 Issuance of shares --
   October 1, 1995   ..........               --            --          --                 --           92,159
 Collection of stock
   subscriptions receivable --
   March 1, 1995  .............          100,000            --          --                 --          100,000
 Preferred dividends  .........               --            --          --            (18,667)         (18,667)
 Net loss    ..................               --            --          --           (740,874)        (740,874)
                                      -----------     --------    ---------     --------------   --------------
BALANCE AT
 DECEMBER 31, 1995    .........               --            --          --           (843,857)        (401,564)
 Conversion of preferred stock
   to common stock --
   October 10, 1996  ..........               --            --          --                 --               --
 Issuance of common stock
   warrants -- October 10,
   1996  ......................               --       750,000     187,500                 --          187,500
 Preferred dividends  .........               --            --          --            (16,107)         (16,107)
 Net loss    ..................               --            --          --         (1,187,751)      (1,187,751)
                                      -----------     --------    ---------     --------------   --------------
BALANCE AT
 DECEMBER 31, 1996    .........      $        --       750,000    $187,500     $   (2,047,715)   $  (1,417,922)
                                       ===========    ========    =========     ==============   ==============


   The accompanying notes are an integral part of these financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                       1995              1996
                                                                    --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss  ......................................................     $   (740,874)   $  (1,187,751)
 Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization  .................................           50,682           63,167
 Amortization of debt discount  .................................               --           41,667
 Amortization of deferred charges  ..............................               --           82,056
 Net decrease (increase) in current assets  .....................         (255,124)          38,697
 Net increase (decrease) in current liabilities   ...............          489,195           (1,560)
 Net (increase) decrease in deferred charges and other  .........           (4,504)           4,673
                                                                       ------------   --------------
 Net cash used in operating activities   ........................         (460,625)        (959,051)
                                                                       ------------   --------------
CASH USED IN INVESTING ACTIVITIES --
 Purchases of property and equipment  ...........................         (162,002)         (65,814)
                                                                       ------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock   ...........................          157,959               --
 Proceeds from sale of preferred stock   ........................          100,000               --
 Proceeds from bank loan  .......................................          280,000               --
 Repayment of bank loan   .......................................               --         (300,000)
 Proceeds from notes payable ....................................               --        1,329,307
 Proceeds from loans payable to related parties   ...............          100,000          407,715
 Repayment of loan from affiliate  ..............................               --          (50,000)
 Proceeds from advances from affiliates  ........................               --          100,272
 Repayment of advances from affiliates   ........................               --         (100,272)
 Increase in deferred charges   .................................               --         (238,477)
 Repayment of principal on capital leases   .....................          (34,126)         (34,345)
                                                                       ------------   --------------
   Net cash provided by financing activities  ...................          603,833        1,114,200
                                                                       ------------   --------------
NET (DECREASE) INCREASE IN CASH    ..............................          (18,794)          89,335
CASH, beginning of period .......................................           18,794               --
                                                                       ------------   --------------
CASH, end of period    ..........................................     $         --    $      89,335
                                                                       ============   ==============
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
Acquisition of equipment under capital leases  ..................     $     18,430    $          --
                                                                       ============   ==============
Conversion of preferred stock to common stock  ..................     $         --    $     233,334
                                                                       ============   ==============
Preferred dividends    ..........................................     $     18,667    $      16,107
                                                                       ============   ==============
Issuance of common stock warrants  ..............................     $         --    $     187,500
                                                                       ============   ==============
Conversion of preferred dividends payable to note payable  ......     $         --    $      38,678
                                                                       ============   ==============
Costs related to borrowings included in deferred charges   ......     $         --    $     284,087
                                                                       ============   ==============


   The accompanying notes are an integral part of these financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. Summary of Significant Accounting Policies and Risk Factors

a. Organization

Hawaiian Natural Water Company, Inc. (the "Company") was incorporated in the state of Hawaii on September 13, 1994. The Company was formed for the purpose of bottling, marketing and distributing Hawaiian natural water in the United States and foreign markets. As of December 31, 1996, the Company was in the initial stage of its operations with marketing and distribution arrangements being formulated and established. The Company's initial product introduction occurred in the first quarter of 1995.

b. Basis of Accounting

The Company's accounting policies are in accordance with generally accepted accounting principles in the United States.

c. Going Concern and Risk Factors

As of December 31, 1996, the Company had an accumulated deficit, negative cash flows from operations and significant liabilities, some of which were past due. The Company needs to raise additional capital to sustain and expand its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully discussed in Note 4, in October 1996 the Company sucessfully completed a bridge financing that raised proceeds, net of expenses, of approximately $1.13 million from Accredited Investors, as defined. In addition, as more fully discussed in Note 17, the Company also plans an initial public offering ("IPO") for the purpose of raising gross proceeds of approximately $8 million of capital in order to implement its planned expansion.

There can be no assurances that the IPO will be consummated. Additionally, should the Company require additional financing subsequent to the IPO, there can be no assurance that the required additional financing will be available.

The following are other significant risk factors:

o The Company has been engaged in commercial operations since February 1995. The Company generated net sales of $866,060 and $588,920 for the years ended December 31, 1996 and 1995, respectively. Approximately 71 percent and 82 percent, respectively, of each year's sales occurred in the Hawaiian market. The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. To date, however, the Company has only begun to penetrate some of these major target markets, such as the mainland United States, which is far larger than the Company's local market and will likely have a significant impact on the ultimate success of the Company's business. While the Company believes that is has a distinctive product with a basis for worldwide acceptance, to date, demand for the product on a national and international level has been largely untested.

o The industry in which the Company plans to market its products is highly competitive, including established companies with significantly greater financial resources than the Company. Accordingly, even if the Company is successful in obtaining the financing it needs, it will be necessary for the Company to succeed in its efforts to market its products to the public.

o The Company leases its key operating assets, including the water source, which results in the Company exercising less control over its operations than if the Company had ownership of these assets. In addition, the lease agreement requires the Company to make rental payments to the lessor which could be substantial, depending upon the Company's level of gross sales.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

1. Summary of Significant Accounting Policies and Risk Factors  -- (Continued)


o The Company depends upon the services of its President for development and management of the business to date. Loss of the services of this individual could have an adverse effect on the Company.

o The Company currently depends upon a Hawaii distributor for the majority of the Company's sales. Termination of this oral distribution agreement could have a material adverse impact on the Company.

o The Company's operations are subject to regulation by various governmental agencies. Failure of the Company to meet applicable regulations both in the United States and in foreign markets could lead to costly recalls, loss of certification to market the product or loss of revenue resulting from negative publicity.

d. Property and Equipment

Property and equipment are stated at cost, which includes the cost of labor used to install equipment and perform major leasehold improvements. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation and amortization are provided by the straight line method over the following estimated useful lives:

                                    The shorter of the useful
    Leasehold improvements          life or the lease term
   Machinery and equipment and
    assets under capital lease              7 years

e. Revenue Recognition

The Company recognizes revenue on the accrual method of accounting when title transfers upon shipment. The Company also grants customers the right to return goods which are defective or otherwise unsuitable for sale. The Company issues refunds to customers or replaces goods which are rejected.

The Company's policy is to provide a reserve for estimated uncollectible trade accounts receivable, if any. The Company also provides a reserve for estimated sales returns and related disposal costs. Net sales revenue reflects the reduction for the reserve for sales returns, discounts and freight-out.

f. Advertising

The Company charges the cost of advertising to expense as incurred. The Company incurred approximately $34,000 and $48,000 of advertising expense during the years ended December 31, 1996 and 1995, respectively, which are reflected in Selling and Marketing Expenses in the accompanying financial statements.

g. New Accounting Pronouncements

Long-Lived Assets

In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This statement is effective for fiscal years beginning after December 15, 1995. The adoption of the new standard in 1996 did not materially impact the Company.

Stock-Based Compensation

In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

1. Summary of Significant Accounting Policies and Risk Factors  -- (Continued)

stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. This statement is effective for fiscal years beginning after December 15, 1995. The Company adopted the new standard's disclosure requirements in 1996. The Company accounts for the issuance of equity instruments to employees under APB Opinion No. 25 (See related discussion at Note 16).

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS") previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. The statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior-period EPS data presented. Management does not believe that the adoption of the new standard will have a material impact on Net Loss Per Common and Common Equivalent Share.

h. Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

i. Organizational Costs

Costs incurred in organizing the Company are being amortized over a five year period.

j. Fair Value of Financial Instruments

Management believes that it is not practicable to estimate the fair value of the Company's notes payable as of December 31, 1996. Because of the Company's deteriorating financial condition, the fair value as of such date may be significantly less than the amounts at which the notes payable are carried.

k. Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this statement, income tax liabilities and assets are recognized at enacted tax rates for the expected future tax consequences of temporary differences between carrying amounts and the tax basis of assets and liabilities. A reserve is provided to reduce the tax effect of deferred tax assets to estimated realizable value (See Note 9).

l. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

m. Net Loss Per Common and Common Equivalent Share

Net Loss per Common and Common Equivalent Share is based on the weighted average number of Common and Common Equivalent Shares issued and outstanding during the period of 1,599,212 and 1,202,540 for 1996 and 1995, respectively. Net Loss per Common and Common Equivalent Share and weighted average number of Common and Common Equivalent Shares retroactively reflect the recapitalization of the Company's outstanding common shares on a 1,111.428-for-one basis effected in August 1996 and the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 389,000 shares of the Company's common stock ("Common Stock") effected in October 1996.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996


2. Inventories

As of December 31, 1996, inventories were comprised of the following:

 Finished goods  ......   $  95,088
 Raw materials   ......      61,482
                          ----------
                          $ 156,570
                          ==========

Raw materials inventory consists of empty bottles, caps, labels and various packaging and shipping materials. Finished goods inventory includes materials and conversion costs.

3. Property and Equipment

Property and equipment is summarized as follows:

 Leasehold improvements    ..............................     $  156,004
 Assets under capital lease   ...........................        194,226
 Machinery and equipment   ..............................        203,232
                                                               ----------
                                                                 553,462
 Less: Accumulated depreciation and amortization   ......       (112,110)
                                                               ----------
                                                              $  441,352
                                                               ==========



Depreciation and amortization expense for the years ended December 31, 1996 and 1995 was $62,265 and $49,780, respectively, and is reflected in General and Administrative Expenses in the accompanying financial statements. Accumulated amortization of assets under capital lease was approximately $55,000 at December 31, 1996.

4. Notes Payable

Notes Payable are summarized as follows:

 Bridge financing notes payable ..................    $ 1,500,000
 Less: Unamortized original issue discount  ......       (145,833)
                                                       -----------
 Bridge financing notes payable, net  ............      1,354,167
 Private investor borrowing  .....................        100,000
 Bank note payable  ..............................         13,394
                                                       -----------
                                                      $ 1,467,561
                                                       ===========

Bridge Financing Notes Payable

On October 10, 1996, the Company successfully completed a private bridge financing (the "Bridge Financing"), consisting of (i) an aggregate of $1.5 million of unsecured promissory notes ("Bridge Notes") of the Company bearing interest at the rate of 10 percent per annum (the principal balance and accrued interest of which is due and payable on the earlier of (a) the closing of the sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2 million or (b) one year from the date of issuance), and (ii) an aggregate of 750,000 warrants ("Bridge Warrants") of the Company, each warrant entitling the holder

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

4. Notes Payable  -- (Continued)

thereof to purchase one share of Common Stock, at an exercise price of $1.50 per share, subject to adjustment under certain circumstances, during the thirty-six month period commencing October 10, 1997. The Bridge Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of the Company. In the event that the Company consummates an initial public offering of its securities (See Note 17) prior to the last day on which the Bridge Warrants may be exercised and such IPO includes warrants ("Public Warrants") to purchase shares of Common Stock, each Bridge Warrant which is then unexercised will automatically, without any action by the holder thereof be converted into a new Public Warrant exercisable to purchase the same number of shares of Common Stock as are then purchasable pursuant to the Bridge Warrant but otherwise having terms identical to those of the Public Warrants, including, but not limited to, the anti-dilution provisions and the exercise price thereof which, in all likelihood, will be higher than the exercise price of the Bridge Warrants. The Bridge Warrants were valued by the Company at $187,500 in the aggregate and this amount was recorded as original issue discount ("OID") in October 1996. The OID is being amortized to interest expense over the one-year term of the Bridge Notes. In 1996, the Company recorded approximately $42,000 of amortization expense related to this OID.

The Company also issued 150,000 warrants (the "Placement Agent Warrants") to Joseph Stevens & Company, Inc., the placement agent for the Bridge Financing ("Placement Agent"). Each Placement Agent Warrant is exercisable to purchase one share of Common Stock at an exercise price of $1.50 per share, subject to adjustment under certain circumstances, and expiring on October 10, 2001. In the event that the Company successfully completes an IPO within one year of the date of the Bridge Financing and the Placement Agent is the managing underwriter of such IPO, the Placement Agent Warrants will be canceled. Since the Company anticipates completing an IPO in March 1997, no value has been assigned to the Placement Agent Warrants.

Direct costs of completing the Bridge Financing totaled approximately $369,000 and are reflected as Deferred Charges and Other, net of accumulated amortization. Included in these costs are Placement Agent commissions and expense reimbursements of approximately $202,000. These direct costs are being amortized to interest expense over the one-year term of the Bridge Notes. In 1996, the Company recorded approximately $82,000 of amortization expense related to these costs.

The effective interest rate (to maturity) on the Bridge Notes, including amortization of OID and direct costs is approximately 47 percent. The Company expensed approximately $33,000 of interest on the Bridge Notes in 1996 and has paid no interest to date. The Company anticipates completing an IPO in March 1997 and expects to use a portion of the IPO proceeds to repay the principal and accrued interest on the Bridge Notes.

Private Investor Borrowing

In May 1996, the Company entered into a $100,000 subordinated, unsecured note agreement with a private investor (the "Investor"). Such note bears interest at 12 percent per annum and is due in one year. The Company expensed approximately $7,400 of interest in 1996 and has paid no interest to date on such note. The Company plans to repay the principal and accrued interest on such note with a portion of the IPO proceeds.

The Investor also received a common stock purchase warrant ("Investor Warrant") to purchase 24,351 shares of Common Stock at a total exercise price of approximately $.22. The Investor Warrant is exercisable at any time during a period of five years commencing May 1996. The Company has determined that the value of the Investor Warrant is not material to the Company's financial statements. As such, no amounts have been recorded related to the Investor Warrant.

Bank Note Payable

In November 1996, the Company borrowed $13,750 from a bank, bearing interest at the bank's prime rate (as defined) plus 2.5 percent (10.75 percent at December 31, 1996) and due in monthly installments of principal and

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

4. Notes Payable  -- (Continued)

interest through October 6, 1999. The proceeds of the note were used to purchase certain equipment. The loan is collateralized by a passbook savings account with a balance of approximately $14,500 at December 31, 1996. Interest accrued and paid during 1996 was not significant.

5. Related Party Transactions

In 1995, the Company purchased water purification machinery for $25,000 from a business controlled by the Company's President.

The Company's President and Secretary are owners of a principal stockholder of the Company. In addition to the amounts accrued, the Company paid total salaries to these individuals of approximately $126,000 in 1996 and $102,000 in 1995. These expenses are reflected in General and Administrative Expenses in the accompanying financial statements. In August 1995, the Company's Secretary orally agreed to defer payment of his salary, until the Company achieves break-even, as defined. The Company continued to accrue and defer payment of the Secretary's salary until his resignation as an executive officer in September 1996. This amount is reflected as Deferred Compensation in the accompanying balance sheet.

The Company leases its bottling facility and surrounding property, including the water source and pumping equipment from a principal stockholder, under a long-term lease (see Note 10.b.).

6. Notes Payable to Related Parties

Notes payable to related parties are as follows:

 Notes payable to shareholders  ......   $407,715
 Note payable to affiliate   .........     50,000
 Preferred dividend notes ............     38,678
                                         ---------
                                         $496,393
                                         =========


Notes Payable to Shareholders

In April through August 1996, three stockholders collectively loaned the Company $407,715 on an unsecured basis, bearing interest at 12 percent and due on April 12, 1997. The Company plans to repay the principal and accrued interest with the proceeds from the planned IPO. The Company expensed approximately $31,000 of interest in 1996 and has made no payments to date.

Note Payable to Affiliate

In May 1995, the Company borrowed $100,000 on an unsecured basis from a business in which the Company's Secretary is the president and a stockholder. The interest rate on this note is 12 percent, interest is due monthly and principal was originally due on June 24, 1995. The note is currently past due and a demand for payment has been made. The note is guaranteed by certain of the Company's directors and an affiliate. In October 1996, the Company paid $50,000 of the principal and approximately $12,000 of accrued interest to date on the note with the proceeds from the Bridge Financing. The Company plans to repay the balance of the note with the proceeds from the planned IPO. Total interest expense on this note was $11,000 in 1996.

Preferred Dividend Notes

Concurrent with the closing of the Bridge Financing, the holders of the then outstanding Convertible Preferred Stock converted all such shares to Common Stock. Each share of Convertible Preferred Stock was converted into one share of Common Stock on a pre-split basis (or 1,111.428 shares post-split). The cumulative dividends payable to preferred stockholders (approximately $39,000 at the date of conversion, or approximately $0.10 per

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

6. Notes Payable to Related Parties -- (Continued)

share) were declared and paid in the form of promissory notes bearing interest at 8 percent. The principal and accrued interest on these notes are due at such time as (i) the Board of Directors of the Company determines that the Company is able to pay its debts as they become due in the usual course of business and
(ii) the Company's total assets are at least equal to the sum of its total liabilities and the maximum amount that would then be payable, in any liquidation, in respect of any outstanding shares having preferential rights in liquidation. The Company plans to repay the principal of these notes and accrued interest thereon with proceeds from the planned IPO. Interest expense on these notes was not significant in 1996.

7. Bank Loan

In October 1996, the Company repaid a $300,000 bank loan and accrued interest with the proceeds of the Bridge Financing. The loan had an interest rate of prime plus 2 percent and was originally due in March 1996.

The Company expensed approximately $24,000 of interest in 1996 and $53,000 in 1995 related to this loan. Interest payments on the bank loan for the years ended December 31, 1996 and 1995 were approximately $30,000 and $46,000, respectively.

8. Past Due Liabilities

Approximately $215,000 of the Company's accounts payable (representing amounts greater than 30 days past the respective vendors' invoice date) and a $50,000 Note Payable to Affiliate were past due as of December 31, 1996.

9. Income Taxes

Certain items of expense are recognized in different periods for income tax purposes than for financial reporting purposes.

As of December 31, 1996, the Company had approximately $1,960,000 of net operating loss (NOL) carryforwards available to reduce future taxable income. These NOL carryforwards expire on various dates through 2011. The major temporary differences as of December 31, 1996, primarily relate to inventory costs capitalized for tax purposes and certain accrued liabilities not currently deductible for tax purposes.

The deferred tax asset as of December 31, 1996 consisted of the following:

 Net operating loss carryforward    ........................    $ 784,000
 Inventory costs capitalized for tax purposes   ............       29,000
 Accrued liabilities not deductible for tax purposes  ......       13,000
 Other   ...................................................        2,000
                                                                ----------
                                                                  828,000
 Valuation allowance    ....................................     (828,000)
                                                                ----------
 Net deferred tax asset    .................................    $    --
                                                                ==========

Due to the uncertainty of its future realization, the net deferred tax asset has been fully reserved. The Company recorded valuation allowances of $499,000 and $297,000 for the years ended December 31, 1996 and 1995, respectively. Upon the close of the planned initial public offering, the Company will be subject to Internal Revenue Code Section 382 which will limit the Company's ability to utilize net operating losses generated prior to the closing.

The Company paid no taxes and had no net deferred or current tax provision/benefit for the years ended December 31, 1996 and 1995.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996


10. Commitments and Contingencies

a. Capital Lease Obligations

The Company leases machinery and equipment under capital leases which expire on various dates through April 2000.

As of December 31, 1996, future minimum payments were as follows:

 1997   .......................................   $ 49,998
 1998   .......................................     49,998
 1999   .......................................     46,231
 2000   .......................................      1,198
                                                  ---------
 Total Future Minimum Payments  ...............    147,425
  Less -- Amount Representing Interest   ......     21,685
                                                  ---------
 Total Capital Lease Obligations   ............    125,740
  Less -- Current Portion    ..................     38,264
                                                  ---------
 Noncurrent Portion    ........................   $ 87,476
                                                  =========

These capital leases are guaranteed by certain of the Company's directors and an affiliate.

b. Operating Lease Obligations

The Company leases its bottling facility and surrounding property, including the water source and pumping equipment from a principal stockholder, under a 50 year lease. The lease can be renewed at the Company's option for an additional 50 years.

In July 1996, the lease was amended to establish base rent at $2,000 per month and percentage rent at two percent of net annual sales, as defined, provided that net sales are at least $1,700,000.

In July 1996, the lease was further amended to include the following provisions, effective concurrent with the closing of the Bridge Financing (see Note 4):

o Rent is the greater of $5,000 per month (Base Rent), adjusted every five years based upon changes in the consumer price index in Hawaii, as defined, or two percent of the Company's gross revenue, as defined.

o The lease entitles the Company to exclusive use of the water source, except that the lessor may draw up to 50 percent of the water flow for use in beverage production other than the sale of natural water.

Based on the terms of the amended lease, the future minimum lease payments as of December 31, 1996 were as follows:

 1997   ............   $   60,000
 1998   ............       60,000
 1999   ............       60,000
 2000   ............       60,000
 2001   ............       60,000
 Thereafter   ......    2,622,000
                       -----------
                       $2,922,000
                       ===========

The Company paid approximately $34,000 and $23,000 in lease payments in 1996 and 1995, respectively, which is reflected in General and Administrative Expenses in the accompanying financial statements.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

10. Commitments and Contingencies  -- (Continued)


In October 1996, the Company vacated its former office space and entered into a three-year office and warehouse lease in Honolulu. Monthly rental payments are $3,000 for the initial term with a renewal option. The Company subleases a portion of the leased premises to an unrelated beverage company for $250 per month, on a month-to-month basis.

c. Insurance

The Company maintains the following insurance coverages:

o General Liability -- $2,000,000 aggregate and $1,000,000 each occurrence.

o Property -- all risk of physical damage and loss, excluding earthquake and flood up to $706,000 ($35,000 deductible).

o Executive Life Insurance -- $1,000,000 whole life policy for the President of the Company, purchased in December 1996.

The Company also maintains minimum worker's compensation coverage and ocean marine cargo insurance written on the value of each shipment. The Company has an equipment floater policy. The Company does not maintain coverages for foreign liability, business interruption, earthquake and flood, or mechanical breakdown. The Company plans to obtain errors and omissions insurance coverage for its directors and officers.

11. Significant Customers and Suppliers

In 1995, approximately 81 percent of the Company's sales were made through a Hawaii distribution company. In 1996, this distributor was acquired by a major beer manufacturer which terminated distribution of all non-beer products. In June 1996, the Company negotiated an oral agreement with a new distribution company in Hawaii. For the year ended December 31, 1996, approximately 64 percent of the Company's sales were made through these two Hawaii distributors.

Prior to July 1996, the Company imported all of its bottles from a single-source supplier. In July 1996, the Company began to purchase bottles from a vendor which installed bottle-making equipment at the Company's production facility. Pursuant to a Blow Molding Agreement with this vendor, the Company is committed to purchase a minimum of $750,000 of bottles per year, as defined, for three years. The Agreement automatically renews for a one year term, unless terminated. In June 1996, in order to obtain the best price available the Company placed its initial order for 10,000,000 bottles, calling for aggregate payments of $1,825,000 during the first year of the contract. The Company expects to fund these bottle purchases out of revenue from operations, since bottles are only ordered when needed. In the event that the Company fails to order the minimum number of bottles called for by its initial purchase order, the Company will lose the volume discount which would otherwise be applicable, but will not be subject to any other penalty. The Company has agreed in principle to purchase the bottling equipment subject to the Blow Molding Agreement for $1.2 million, with payment over 5 years. If such purchase is consummated, the Company will use up to $375,000 of the net proceeds of the planned IPO as an initial payment toward such purchase. However, there can be no assurance that this purchase will be completed.

In July 1996, an officer of this vendor was appointed a director of the Company.


12. Sales Returns

During 1995, the Company sold approximately $133,000 (13,000 cases) of product to a Japanese importer (the "Importer"). A portion of this shipment was rejected by the Importer due to dust particle contamination from labels, the cause of which the Company subsequently identified and corrected. The Importer returned 8,000 cases in 1995 to the Company and the Company reversed approximately $83,000 of sales and credited the customer

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

12. Sales Returns  -- (Continued)

for the returned product. The Company resold the majority of the product in the first quarter of 1996 at the Company's approximate cost of $43,000. In connection with the return of these goods, the Company was required to pay various freight, storage and customs charges related to these shipments totaling approximately $67,000. Approximately $33,000 of this amount is received in Trade Accounts Payable at December 31, 1996. In July 1996, the Company received a credit of approximately $26,000 from the manufacturer of its labels in settlement of the dust particle contamination issue. This credit was applied to past due accounts payable to the manufacturer.

There were no significant sales returns in 1996.

13. Foreign Sales

The Company sells its product directly to foreign distributors. All sales are made in U.S. dollars. Export sales to Asia and the Pacific Islands for the years ended December 31, 1996 and 1995 were approximately $146,000 and $80,000, respectively (net of Japan sales returns of approximately $83,000 in 1995 as discussed in Note 12 above).

14. Consulting Agreements

a. Financial Advisor

In October 1995, the Company entered into a consulting agreement with a financial advisor (the "Advisor") for a 12 month term. The Advisor was engaged to evaluate the Company's capital structure and requirements, to evaluate potential acquisition or joint venture candidates and to provide other strategic planning services to the Company. The Advisor's fee was $120,000 for the term of the agreement, payable in installments, as defined, through January 1997. The Company recorded $100,000 and $20,000 of consulting expense during 1996 and 1995, respectively, which is reflected in General and Administrative Expenses in the accompanying financial statements. The Company paid $45,000 to the Advisor in 1996. The Company plans to repay the remaining amounts owed to the Advisor with a portion of the proceeds of the planned IPO.

b. Sales Representatives

In 1995, the Company entered into an agreement with an individual to be the Company's exclusive sales agent (the "Agent") for the Western Region of the United States. The Company paid the Agent a fee of $2,000 per month commencing June 1995. In June 1996, the fee was increased to $4,000 per month and the Agent became a Vice President of the Company.

In 1996 the Company entered into certain other sales agent agreements with individuals, covering periods of up to one year. At December 31, 1996, the Company was committed to pay an aggregate of approximately $30,000 to these agents over the remaining initial term of their agreements. Certain of these agreements provide for reimbursement to the agents for travel, lodging and communication expenses and also provide for additional compensation in the form of sales commissions ranging from 2.5 to 3 percent of sales (as defined) and bonus payments ranging from $500 to $1,000 for each new distribution agreement entered-into (as defined). The Company paid approximately $13,000 in 1996 to these agents, which is reflected in Selling and Marketing expense.

Effective November 1, 1996 the Company engaged the landlord of the Company's Honolulu warehouse and office space as a sales representative for a one year term. The Company has agreed to pay the landlord $2,000 per month for the first 5 months and $1,000 per month for the remainder of the term of the agreement. The landlord is also entitled to a 5 percent commission on sales (as defined). The Company paid approximately $4,000 in 1996 to the landlord pursuant to this agreement.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

14. Consulting Agreements  -- (Continued)


c. Marketing Consultant

In July 1996, the Company engaged an outside marketing consultant to develop a marketing plan for the Company. The marketing consultant's fee was approximately $25,000 with payment terms of 75 percent payable in cash and 25 percent payable in stock options if the planned initial public offering is successful, otherwise the total fee is payable in cash. In 1996, the Company recognized $25,000 of Sales and Marketing Expense and paid the consultant $11,250.

d. Advertising Consultant

On July 31, 1996 the Company entered into a one year agreement with an advertising consultant (the "Consultant"). The Consultant's fee is $5,000 per month. The agreement also provides that the Company, at its discretion, may grant the Consultant stock options. The amount, exercise price, expiration date and other attributes of options to be granted are at the Company's discretion. No options have been granted to the Consultant to date. In August 1996, the Consultant was appointed a Director of the Company.

15. Employment Agreement

In August 1996, the Company entered into a 5-year employment agreement (the "Employment Agreement") with its President. The Employment Agreement was effective concurrent with the closing of the Bridge Financing and is subject to automatic renewal for successive one-year periods thereafter unless terminated by either party upon written notice, as defined. The major provisions of the Employment Agreement are as follows:

o Annual salary of $150,000.

o Bonus of up to $100,000 based upon the attainment of certain performance goals to be determined by the Board of Directors.

o Options to purchase 150,000 shares of the Company's stock (post-split) granted immediately prior to the closing of the Bridge Financing at an exercise price equal to the initial public offering price, subject to certain adjustments as defined. One-third of these options will become vested on each of the first, second and third anniversaries of the date of the Employment Agreement, provided the Employment Agreement is still in effect.

o Covenant not to compete with the Company in the sale of natural water for a period of two years following termination of the Employment Agreement.

16. Stock Options

In 1996, the Company reserved an aggregate of 1,000,000 shares of Common Stock for issuance upon the exercise of stock options which may be granted from time to time to directors, officers, employees and consultants of the Company. The Company accounts for such options issued to employees under APB Opinion No. 25, under which no compnsation cost has been recognized.

In October 1996 and January 1997, the Company granted to its President and Chief Financial Officer, options (subject to vesting requirements) to purchase 150,000 and 75,000 shares, respectively, of the Company's Common Stock at an initial exercise price of $4.00 per share (subject to adjustment). As of December 31, 1996, none of these options were exercised, forfeited or expired. The Company has determined that the fair value of the options granted is approximately $550,000 determined on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions; risk-free interest rate of 6.37%; expected dividend yield of zero; expected life of five years; and expected volatility of 66%.

As of December 31, 1996, approximately 11,200 of the 150,000 options originally granted had been earned. If compensation expense had been recognized in connection with these option grants in accordance with FASB

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

16. Stock Options -- (Continued)

Statement No. 123, the Company's Net Loss and Net Loss per Common and Common Equivalent Share in 1996 would not have been materially impacted. Management believes that the fair value results from using the Black-Scholes calculation may not be indicative of the Company's economic cost of issuing stock options to its executives.

17. Initial Public Offering

In May 1996, the Company received a Letter of Intent from an underwriter (the "Underwriter") to act as the Managing Underwriter in connection with the proposed IPO of units ("IPO Units") each consisting of one share of Common Stock and one Public Warrant issued by the Company. It is contemplated that the Underwriter will underwrite, on a firm commitment basis, 2,000,000 IPO Units expected to result in aggregate gross proceeds of $8 million. The Underwriter also has the option to purchase up to an additional 300,000 IPO Units from the Company to cover any over-allotments for a period of forty-five days from the date of the Registration Statement.

Each Public Warrant is expected to be exercisable to purchase one share of Common Stock at a price per share equal to 150 percent of the IPO price per Unit, subject to adjustment, and will expire 5 years after the date of issuance. Commencing 12 months after the effective date of the proposed IPO, with the consent of the Underwriter, the Company shall have the right to redeem all, but not less than all, of the Public Warrants at a price equal to five cents per Public Warrant, subject to certain conditions.

Upon the closing of the IPO, the Company has agreed to issue and sell to the Underwriter 5-year warrants to purchase such number of shares of Common Stock equal to 10 percent of the IPO Units at a price of $.0001 per warrant. Each warrant may be exercised at any time during a period of four years commencing at the beginning of the second year after their issuance and sale, to purchase one share of Common Stock at an exercise price equal to 165 percent of the IPO price per Unit.

In 1996, the Company incurred approximately $153,000 of professional fees and other costs related to the IPO which have been recorded as Deferred Charges and Other in the accompanying financial statements. Upon the closing of the IPO, these costs will be recorded in Common Stock, net of the proceeds of the IPO.

18. Recapitalization

In July 1996, the Company increased the number of authorized shares of Common Stock to 20,000,000. In August 1996, the Company effected a 1,111.428 for 1 Common Stock split. In October 1996, the Company increased the number of authorized shares of Preferred Stock to 5,000,000 and changed the par value to $1. As discussed in Notes 1 and 6, in October 1996 all then outstanding shares of the Company's Convertible Preferred Stock were converted to an aggregate of 389,000 shares of Common Stock. The accompanying statements of stockholders' deficit give retroactive effect to this recapitalization.

19. Subsequent Event -- Additional Shareholder Loans

In February 1997, certain shareholders loaned the Company an aggregate of $75,000, bearing interest at 12 percent and due on the earlier of April 12, 1997 or upon the successful closing of any public offering of equity securities of the Company occurring prior to the maturity date with an aggregate price to investors in such offering in excess of $2,000,000.

20. Subsequent Events (Unaudited) -- Underwriter Loan and Cancellation of Certain Bridge Warrants

     In April 1997, the Underwriter loaned the Company $100,000 on a short-term basis in order to enable the Company to meet its working capital requirements pending the closing of the IPO. This loan bears interest at the rate of 10% per annum and is due and payable in full on July 15, 1997 or, if earlier, upon the closing of any sale of securities or other financing (including the IPO) from which the Company receives gross proceeds of at least $100,000.

                     HAWAIIAN NATURAL WATER COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                               DECEMBER 31, 1996

20. Subsequent Events (Unaudited) -- Underwriter Loan and Cancellation of Certain Bridge Warrants -- (Continued)

     In April 1997, certain investors who participated in the Bridge Financing have agreed to cancel an aggregate of 106,500 Bridge Warrants.

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       No underwriter, dealer, sales representative, or any other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Securityholder or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction where such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                          --------------------------

                               TABLE OF CONTENTS

                       Page
---------------------------------------------------
Prospectus Summary  ........................    4
Risk Factors  ..............................    8
The Company   ..............................   14
Use of Proceeds  ...........................   15
Dividend Policy  ...........................   16
Capitalization   ...........................   17
Dilution   .................................   18
Selected Financial Data   ..................   19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations   ..............................   20
Business   .................................   25
Management .................................   32
Principal Stockholders .....................   36
Selling Securityholders   ..................   37
Certain Transactions   .....................   39
Description of Capital Stock ...............   40
Securities Eligible for Future Sale   ......   42
Underwriting  ..............................   43
Legal Matters    ...........................   45
Experts    .................................   45
Available Information  .....................   46
Index to Financial Statements   ............   F-1

       Until June 8, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

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[LOGO consisting of a pink orchid superimposed on a blue, green and white rectangular background with the following text "BOTTLED AT THE SOURCE" appearing above the rectangle and "MAUNA LOA VOLCANO HAWAIIAN SPRINGS (TM) NATURAL ARTESIAN WATER" appearing below the rectangle.]

                                HAWAIIAN NATURAL
                              WATER COMPANY, INC.
                                2,000,000 Units

                      ---------------------------------
                                   PROSPECTUS
                      ---------------------------------

                        JOSEPH STEVENS & COMPANY, INC.

                                 May 14, 1997

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